EXHIBIT 10.5

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of August 16, 2005, among Cavan Maritime Limited, a Marshall Islands corporation (“Acquiror”), Vanguard Ultramax LLC, a Marshall Islands limited liability company (“Vanguard”), Colas Orchid Ltd., a Bahamian company (“Colas”), and Clipper Bulk Shipping Ltd., a Bahamian company (“Clipper Bulk” and together with Vanguard and Colas, the “Transferors”).

INTRODUCTION

WHEREAS, each Transferor is the owner of the dry bulk carrier or, in the case of Clipper Bulk controls the two dry bulk carriers (each a “Transferor Vessel” and collectively, the “Transferor Vessels”) noted opposite such Transferor’s name on Schedule I attached hereto;

WHEREAS, each Transferor desires to sell all of its right, title and interest in its respective Transferor Vessel, and Acquiror desires to purchase each such Transferor Vessel, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Acquiror intends to make an initial public offering of its shares of common stock immediately following the closing of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01.        Definitions.  (a)  The following terms, as used in this Agreement, shall have the following meanings:

“Accounts Payable” shall have the meaning ascribed to such term in Section 2.01(d).

“Accrued Liabilities” shall have the meaning ascribed to such term in Section 2.01(d).

“Acquiror Representatives” shall have the meaning ascribed to such term in Section 6.10.

“Acquiror Shares” means that number of newly-issued shares of Common Stock of Acquiror representing the Transferors’ Percentage of the number of shares of Common Stock of Acquiror issued and outstanding immediately prior to the pricing of the IPO.

“Acquiror Vessels” means, collectively, the Anita, the Koby and the Paige, in each case owned and controlled by Affiliates of Wexford.

“Acquisition Proposal” means, in relation to the Transferors, any offer or proposal for, or any indication of interest in, the purchase, long term lease or other disposition of any interest (including acquisition of an equity interest) in the Transferor Vessels other than as contemplated by this Agreement, and, in relation to Wexford, any offer or proposal for, or any indication of interest in, the purchase, long term lease or other disposition of any interest (including acquisition of an equity interest) in the Acquiror Vessels other than as contemplated by this Agreement; provided, however, “Acquisition Proposal” shall not include any proposed acquisition by Acquiror of vessels other than the Transferor Vessels and the Acquiror Vessels.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreed Appraisers” means Simpson Spence & Young, London, Clarksons, London, and R.S. Platou, Oslo (or if any of them were unavailable, such substitutes as the parties mutually agree).

“Assets” shall mean with respect to each Transferor, such Transferor’s Transferor Vessel, such Transferor Vessel’s Vessel Personal Property, such Transferor Vessel’s Vessel Warranties, if any, and such Transferor Vessel’s Vessel Assets.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions are generally obligated or authorized to close in the State of New York.

“Charter Completion Date” means, with respect to the Transferor Vessels transferred by each of Vanguard and Colas, the date of the completion of the voyage or time charter, if any, in effect as of the First Closing with respect to each such Transferor Vessel at which time such Transferor Vessel shall be free of cargo and safely afloat, provided, if, at the port in which the relevant voyage or charter terminates it is customary for vessels of like size and type to the relevant Transferor Vessel to lie safely at a safe anchorage, berth or place, then such condition shall be deemed “safely afloat” for purposes of this definition.

“Clipper Nominee” shall have the meaning ascribed to such term in Section 2.01(b).

“Closing Date” shall have the meaning ascribed to such term in Section 2.02.

“Code” means the Internal Revenue Code of 1986.

“Colas Charter Novation Agreement” shall have the meaning ascribed to such term in Section 3.01(o).

“Colas TM Novation Agreement” shall have the meaning ascribed to such term in Section 3.01(o).

“Colas Time Charter” shall have the meaning ascribed to such term in Section 2.03(b)(ii).

“Common Stock” means the common stock, par value $0.001 per share, of Acquiror.

“Contract” means any agreement, contract, note, bond, arrangement, understanding, lease, license, option, indenture, mortgage, deed of trust, plan, commitment or instrument, whether written or oral.

“Dispute Notice” shall have the meaning ascribed to such term in Section 2.03(f).

“Due Diligence Inspection” means the inspection of the Transferor Vessels to be transferred hereunder by Clipper Bulk contemplated by the first sentence of Section 6.09(a) following the date hereof.

“First Closing” shall have the meaning ascribed to such term in Section 2.02.

“First Closing Date” shall have the meaning ascribed to such term in Section 2.02.

“GAAP” means U.S. generally accepted accounting principles.

“Gem Bareboat Charter”  shall have the meaning ascribed to such term in Section 2.01(b).

 “Glory Bareboat Charter”  shall have the meaning ascribed to such term in Section 2.01(b).

 “Governmental Entity” means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Guarantor” means (i) with respect to Vanguard, VOC Shipholdings BV, and (ii) with respect to Colas, and Clipper Bulk, Clipper Bulk Shipholdings Ltd., a Bahamian company.

“Indemnification Agreement” shall have the meaning ascribed to such term in Section 3.01(j).

“Indemnified Persons” shall have the meaning ascribed to such term in Section 6.10.

“Initial Appraised Value” means (i) with respect to the Transferor Vessels $106,912,500, of which the Vessel Average allocable to the Transferor Vessel owned by Colas is $25,787,500, of which the Vessel Average allocable to the Transferor Vessel owned by Vanguard is $36,500,000, of which the Vessel Average allocable to the Gem is $22,312,500, and of which the Vessel Average allocable to the Glory is $22,312,500; and (ii) with respect to the Acquiror Vessels $99,250,000, of which the Vessel Average allocable to the Paige is $24,000,000, of which the Vessel Average allocable to the Anita is $38,462,500, and of which the Vessel Average allocable to the Koby is $36,787,500.

“Investor Rights Agreement” shall have the meaning ascribed to such term in Section 3.01(h).

“IPO” means the initial public offering of the Common Stock of Acquiror.

“IPO Appraised Value” means the aggregate of the Vessel Averages for the Transferor Vessels or the Acquiror Vessels, as the case may be, determined by the Agreed Appraisers in the Second Appraisal.

“Knowledge of Transferor” means the knowledge of any employee, officer or director of a Transferor or an Affiliate of a Transferor, such Person having made diligent inquiry as to the representations, warranties and schedules given by the Transferors to Acquiror in this Agreement.

“Liens” means mortgages, liens (including without limitation maritime liens), security interests, encumbrances, employment/charter obligations, contracts, leases, assignments, sub-leases, easements, covenants, rights-of-way or other similar restrictions of any nature whatsoever.

“Lock-Up Agreement” shall have the meaning ascribed to such term in Section 3.01(h).

“Make Whole Amount” means with respect to Vanguard, an amount in cash equal to $600,000, and with respect to Colas, an amount in cash equal to $600,000.

“Nominee” means VOC Invest Ltd. a Bahamian company, and the nominee of each Transferor to receive such Transferor’s allocable portion of the Acquiror Shares.

“Outside Charter Date” means, with respect to the Transferor Vessels owned by Vanguard and Colas, a date no later than fifty-five (55) days from the date of the commencement of the last voyage or time charter preceding the IPO.

“Outside Delivery Date” means, with respect to the Transferor Vessels to be transferred by Clipper Bulk, sixty (60) days after the First Closing Date.

“Person” means an individual, a partnership, a limited liability company, a limited liability partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity or organization, domestic or foreign (including a Governmental Entity).

“Preferred Stock” means the preferred stock, par value $0.001 per share, of Acquiror.

“Post Closing P/L Statement” means, a financial income statement prepared in accordance with GAAP describing the income and voyage expenses for the period beginning on the commencement date of any uncompleted time charter or voyage under in effect as of the First Closing Date, if any, and ending on the Charter Completion Date, and any liabilities for cargo shortage or cargo damage incurred during such period, certified by a director or representative of the sole member, as the case may be, of such Transferor; provided, however, in the case of Vanguard, such financial statement shall be determined on the basis of the income, voyage expenses and any liabilities for cargo shortage or damage incurred by the VOC Pool as disponent owner of the Transferor Vessel to be transferred by Vanguard during such period, and, in the case of Colas, such financial statement shall be determined on the basis of the income, voyage expenses and any liabilities for cargo shortage or damage incurred by the VOC Bulk Shipping N.V. as disponent owner of the Transferor Vessel to be transferred by Colas during such period.

“Pro Rata Percentage” means, with respect to each Transferor, the quotient of the Vessel Average of such Transferor’s relevant Transferor Vessel (utilizing the appraisals of such vessel that determine the IPO Appraised Value) divided by the IPO Appraised Value of the Transferor Vessels.

“Purchase Price” shall be equal to the sum of the aggregate IPO Appraised Value of the Transferor Vessels, payable in a combination of cash and Common Stock as provided in Sections 2.03(d) and 2.03(e).

“Registration Statement” shall have the meaning ascribed to such term in Section 4.07.

“Required Condition” shall have the meaning ascribed to such term in Section 6.11(a).

“Second Appraisal” shall have the meaning ascribed to such term in Section 6.08.

“Second Closing” shall have the meaning ascribed to such term in Section 2.02.

“Second Closing Date” shall have the meaning ascribed to such term in Section 2.02.

“Substitute Election” shall have the meaning ascribed to such term in Section 6.11.

“Substitute Vessel” shall have the meaning ascribed to such term in Section 6.11.

“Sussex Time Charter” shall have the meaning ascribed to such term in Section 2.01(b).

“Tax” or “Taxes” means any Federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, estimated, payroll, employment, environmental, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or other tax, assessment, duty or similar charge of any kind, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any governmental or quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Third Closing” shall have the meaning ascribed to such term in Section 2.02.

“Transferor Vessel” shall have the meaning ascribed to such term in the first recital hereto.

“Transferors’ Percentage” shall mean the fraction (expressed as a percentage) where (i) the numerator is twenty five percent (25%) of the IPO Appraised Value of the Transferor Vessels, and (ii) the denominator is the sum of twenty five percent (25%) of the IPO Appraised Value of the Transferor Vessels, plus the IPO Appraised Value of the Acquiror Vessels, plus the aggregate amount equal to the value of the (i) fuel on board; (ii) unbroached lubricants; (iii) stores, and (iv) the spare parts in excess of Class requirements for each Acquiror Vessel determined, in the case of fuel and lubricants by the purchase price thereof paid by the transferors of the Acquiror Vessels immediately prior to the First Closing Date, provided, however, that in the event that Acquiror purchases any other vessels prior to the First Closing Date, the denominator shall be increased by the appraised value (to be determined by the Agreed Appraisers using the Vessel Average methodology) of any such vessels to the extent paid for through the issuance of Common Stock of Acquiror.

“Vanguard Head Charter” shall have the meaning ascribed to such term in Section 3.01(n).

 “Vanguard Novation Agreement” shall have the meaning ascribed to such term in Section 3.01(n).

 “Vessel Assets” means whether on board or ashore, (i) all engines, boilers, machinery, masts, boats, anchors, cables, chains, tackle, apparel, furniture, capstans, outfit, tools, pumps, pumping and other equipment, gear, lashings, furnishings, appliances, fittings and other personal property appertaining or belonging to each Transferor Vessel and all spares and replacement parts, in each case which are required to maintain such Transferor Vessel’s class certification, excluding hired or leased items listed on Schedule II hereto, (ii) any propellers and propeller shafts appertaining or belonging to each Transferor Vessel, (iii) all plans, drawings and other technical documents, logs, manuals, instruction books and classification records, including special surveys, relating to each such Transferor Vessel, provided, each Transferor shall be required to maintain spares required to maintain such Transferor Vessel’s class certification, but shall not otherwise be required to replace spares used in the ordinary course of business.

“Vessel Average” means, with respect to a Transferor Vessel or Acquiror Vessel, as the case may be, the amount determined pursuant to the following calculation: (X +Y + (Z x 2))/4, where “X” equals the highest appraised value, “Y” equals the lowest appraised value and “Z” equals the middle appraised value, in each case as determined by the Agreed Appraisers.

“Vessel Delivery Date” means, with respect to each Transferor Vessel, the date on which such Transferor Vessel is obligated hereunder to be delivered by its Transferor Owner, which shall be (i) with respect to the Transferor Vessels owned by each of Vanguard and Colas, the First Closing Date, and with respect to the Transferor Vessels to be transferred by Clipper Bulk, the date Clipper Bulk advises each such delivery shall take place, which in any event shall be no later than the Outside Delivery Date for each such vessel.

“Vessel Personal Property” means, except for Vessel Assets, all tangible personal property owned by each Transferor and stored in and used in connection with the ownership and operation of a Transferor Vessel, including, without limitation, (i) fuel on board; (ii) unbroached lubricants; (iii) stores, and (iv) the spare parts listed on Schedule III hereto, provided, such spare parts remain as in excess of a vessel’s Class requirements and are contained in the VPP Schedule.

“Vessel Personal Property Payment” means, with respect to each Transferor Vessel, the aggregate value of the Vessel Personal Property, as determined by a third party auditor appointed by Acquiror.

“Vessel Warranties” means, with respect to each Transferor Vessel, all assignable warranties and guaranties, if any, issued in connection with such Transferor Vessel or such Transferor Vessel’s Vessel Assets or Vessel Personal Property.

“VOC Pool” means the VOC Ultra Handymax Pool.

 “VPP Recalculation” shall have the meaning ascribed to such term in Section 2.03(f).

“VPP Schedule” shall have the meaning ascribed to such term in Section 3.01(i).

“Wexford” means Wexford Capital LLC.

1.02.        Defined Terms.  (a)  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time.

(b)           All references in this Agreement to “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement and not to any particular Article, Section or other subdivision.

(c)           In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

(d)           All references to “including” in this Agreement shall mean including without limitation.

(e)           A reference to a law in this Agreement includes any amendment or modification to such law and any rules or regulations issued thereunder.

(f)            A reference to a Person in this Agreement includes its successors and permitted assigns (if any).

(g)           Any reference to “certified by a Director” or “certified by such Transferor’s director, or authorized representative of its sole member, as the case may be” or words to that effect shall mean the certification of a real person and not a corporate entity.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.01.        Purchase and Sale of Assets.  (a)  At the First Closing, upon the terms and subject to the conditions set forth in this Agreement, each of Vanguard and Colas shall sell, assign, convey and transfer to Acquiror or its nominee, and Acquiror or its nominee shall acquire from such Transferor, such Transferor’s right, title and interest in and to such Transferor’s Assets, in each case, except as provided herein, free and clear of all Liens.

(b)           On the First Closing Date, upon the terms and subject to the conditions set forth in this Agreement, Clipper Bulk shall be unconditionally obligated to either (i)(x) deliver each of its Transferor Vessels to Acquiror or its nominee no later than the Outside Delivery Date, in which case Clipper Bulk shall exercise its option to purchase each of that certain Transferor Vessel currently subject to that certain Bareboat Charter, dated June 5, 2001 (the “Gem Bareboat Charter”) and that certain Transferor Vessel currently subject to that certain Bareboat Charter, dated June 5, 2001 (the “Glory Bareboat Charter”), immediately on the date that Clipper Bulk obtains the option to purchase both Transferor Vessels for delivery to Clipper Bulk on or before the Outside Delivery Date, (y) nominate Clipper Sussex Co. Ltd. (“Clipper Nominee”) as the entity to take title to each of the Transferor Vessel currently subject to the Gem Bareboat Charter and the Transferor Vessel currently subject to the Glory Bareboat Charter, and (z) upon delivery of each such Transferor Vessel to Clipper Nominee, cause Clipper Nominee to immediately sell, assign, convey and transfer Clipper Bulk’s Assets with respect to each such Transferor Vessel to Acquiror or its nominee; or (ii) deliver to Acquiror, on or before the Outside Delivery Date, a Substitute Election pursuant to Section 6.11, requiring a Substitute Vessel or Substitute Vessels to be delivered to Acquiror or its nominee on or before the one hundred and twentieth (120th) day following the First Closing Date.

(c)           The parties agree that, except for the Vessel Warranties, Acquiror shall not be the successor to any Transferor and that Acquiror does not agree to assume or become liable to pay, perform, satisfy or discharge any obligation or liability of any Transferor whatsoever.

(d)           Except to the extent specifically provided herein, Acquiror shall not be responsible for, nor is it assuming, and each Transferor shall retain, pay, perform and discharge, any and all liabilities and obligations (i) relating to or arising from Accounts Payable (as defined below) of such Transferor, (ii) relating to or arising from Accrued Liabilities (as defined below) of such Transferor, (iii) relating to or arising from the employment or termination of employment of any Person by such Transferor before, on or after the relevant Closing Date, (iv) relating to or arising from the operation or ownership of such Transferor’s Transferor Vessel on or prior to such Transferor Vessel’s Vessel Delivery Date, (v) for Taxes relating to or arising from the operation or ownership of such Transferor Vessel on or prior to such Vessel Delivery Date, (vi) relating to or arising out of this Agreement, each Bill of Sale or related instruments issued in connection with this Agreement or otherwise in connection with the transactions contemplated by this Agreement, and (vii) any other obligation or liability of such Transferor whatsoever.

“Accounts Payable” and “Accrued Liabilities” mean with respect to each Transferor, the accounts payable of such Transferor and the accrued liabilities of such Transferor relating to operation or ownership of such Transferor’s Assets, in each case as of the relevant Closing Date.

(e)           The Transferors and Acquiror agree to allocate the Purchase Price among the Assets (excluding Vessel Personal Property) and Vessel Personal Property, in amounts equal to the actual amount paid by Acquiror to each Transferor hereunder for such Assets (excluding Vessel Personal Property) and Vessel Personal Property.  The parties agree to be bound by such allocation for all purposes, including for purposes of all Federal, state, local and foreign Tax Returns filed by them subsequent to the relevant Closing Date, the determination by each Transferor of taxable gain or loss on the sale of the Assets and the determination by Acquiror of its Tax basis in the Assets.

2.02.        The Closing.  The closings under this Agreement shall take place in at least two and no more than three parts, the first closing (the “First Closing”) of the sale of the Transferor Vessels owned by Vanguard and Colas to Acquiror or its nominees, will occur on a date mutually agreed to by the parties and shall take place no later than the closing date of the IPO and listing of Acquiror’s shares on a nationally recognized exchange in the United States (the “First Closing Date”).  The second closing (the “Second Closing”) and the third closing (the “Third Closing”), with respect to the sale of each Transferor Vessel to be transferred by Clipper Bulk hereunder, shall occur on a date as soon as practicable following the delivery of each such Transferor Vessel to Clipper Nominee and no later than the Outside Delivery Date (the “Second Closing Date” or the “Third Closing Date”, as the case may be).  In the event that Clipper Bulk does not deliver both of its Transferor Vessels on or before the Outside Delivery Date, the closing, if any, with respect to the sale of a Substitute Vessel, shall occur on a date as soon as practicable following the Outside Delivery Date, and no later than one hundred twenty days (120) following the First Closing Date (in such case, such closing shall be deemed the Second Closing Date or the Third Closing Date, as the case may be).  The date and time of the First Closing, the Second Closing and the Third Closing, as the case may be, are each herein referred to as a “Closing Date”.  On each Closing Date, Acquiror and each Transferor shall make such deliveries as are required by and in accordance with this Article II and Article III hereof.

2.03.        Closing Date Deliveries.  The following deliveries shall take place on each Closing Date with respect to the relevant Transferors.  To the extent expressly permitted by each subcharterer of each Transferor Vessel transferred hereunder by Vanguard and Colas, Acquiror or its nominees intend to reregister such Transferor Vessels under the laws of the Republic of the Marshall Islands; provided, however, absent any such subcharterer’s permission, Acquiror or its nominee shall reregister the relevant Transferor Vessel under the Bahamian flag.  It is the intent of Acquiror or its nominee to reregister the Transferor Vessels to be transferred by Clipper Bulk under the laws of the Republic of the Marshall Islands, in which case each such Transferor Vessel shall not be reregistered in any jurisdiction prior to delivery to Acquiror or its nominee hereunder, however, Acquiror or its nominee may elect to reregister the Transferor Vessel to be transferred by Clipper Bulk under the Liberian flag, upon written notice to Clipper Bulk not less than ten (10) days prior to the Second Closing or the Third Closing, as the case may be, whereupon the relevant nominee shall reregister such Transferor Vessel under the Liberian flag immediately prior to delivery to Acquiror or its nominee hereunder.

(a)           Each Transferor shall deliver to Acquiror or its nominee for its relevant Transferor Vessel or Transferor Vessels:

(i)            Four (4) original Bills of Sale, notarized, transferring title of such Transferor’s Transferor Vessel, free from all Liens, in form reasonably acceptable to

Acquiror and acceptable for registration under the laws of the Republic of the Marshall Islands or the Bahamas, as the case may be, and in the event that the Transferor Vessels to be transferred by Clipper Bulk are registered under the Republic of the Marshall Islands, in addition to the foregoing, four (4) original Bills of Sale, notarized, transferring title of such Transferor Vessel to Clipper Nominee free from all Liens, in form reasonably acceptable to Acquiror and acceptable for registration under the laws of the Republic of the Marshall Islands.

(ii)           One (1) original certified copy of, in respect of Vanguard, its Certificate of Formation and Limited Liability Company Agreement, and in respect of each of Colas and Clipper Bulk, their respective Memorandum and Articles of Association.

(iii)          One (1) original copy of the Meeting Minutes of the Board of Directors or equivalent body, and as applicable, equity holders, of such Transferor (certified by its Secretary), notarized, authorizing the sale of such Transferor’s Transferor Vessel, the related Vessel Assets, the related Vessel Personal Property, and the related Vessel Warranties, if any, and authorizing the execution and delivery of and performance by such Transferor of its obligations under, this Agreement, the relevant Bill of Sale, the Protocol of Delivery and all other documents to be delivered under this Agreement, or otherwise necessary or convenient for the purpose of concluding the sale.

(iv)          Power of Attorney (where required), notarized and apostilled, of such Transferor in favor of the party or parties signing this Agreement, the relevant Bill of Sale and any other documents required to be delivered under this Agreement on behalf of such Transferor.

(v)           Two (2) originals of a Protocol of Delivery and Acceptance with respect to such Transferor Vessel, in form satisfactory to Acquiror, which shall be signed on behalf of each of the Transferor and the Acquiror or its nominee.

(vi)          Commercial Invoice describing the Transferor Vessel, the date of this Agreement, the Vessel Delivery Date and time, the allocable portion of the Purchase Price and the relevant Vessel Personal Property Payment (in duplicate with supporting invoices).

(vii)         One (1) certificate issued by the relevant Registrar of Ship’s Registry dated the Vessel Delivery Date confirming that the Transferor Vessel is owned by such Transferor and that it is free from registered Liens and other registered encumbrances, and in the event that the Transferor Vessels to be transferred by Clipper Bulk are registered under the Republic of the Marshall Islands, in lieu of the foregoing, a certificate issued by the Liberian Registry dated the Vessel Delivery Date, in each case confirming that such Transferor Vessel is owned by the entity that transferred ownership of such Transferor Vessel to Clipper Nominee and that it is free from registered Liens and other registered encumbrances.

(viii)        One (1) certified photocopy of such Transferor Vessel’s Certificate of Registry (evidencing ownership of the Transferor Vessel by the Transferor), International Tonnage Certificate (evidencing, inter alia, such Transferor Vessel’s GT, NT and BHP), Safety Radio Certificate, Safety Construction Certificate, Safety Equipment Certificate

and Loadline Certificate, and in the event that the Transferor Vessels to be transferred by Clipper Bulk are registered under the Republic of the Marshall Islands, in lieu of the foregoing, a certificate issued by the Liberian Registry (evidencing ownership of the relevant Transferor Vessel by the entity that transferred ownership of the relevant Transferor Vessel to Clipper Nominee), International Tonnage Certificate (evidencing, inter alia, such Transferor Vessel’s GT, NT and BHP), Safety Radio Certificate, Safety Construction Certificate, Safety Equipment Certificate and Loadline Certificate.

(ix)           An original Confirmation of Class Certificate, issued by the relevant classification society and dated not more than three (3) Business Days prior to the relevant Vessel Delivery Date, stating that such Transferor Vessel is in class with no outstanding recommendations affecting class (unless otherwise mutually agreed).

(x)            One (1) original Classification Society Statement or Affidavit, dated not more than three (3) Business Days prior to the relevant Vessel Delivery Date, such statement or affidavit must contain:

(a)  A statement that there are no existing conditions, recommendations and deficiencies against the Transferor Vessel’s classification outstanding as of the date of such statement.

(b)  A list of the Statutory Certificates which the Transferor Vessel’s Classification Society is prepared to issue on behalf of the Republic of the Marshall Islands.

(c)  The status of all current relevant Statutory Surveys, setting forth the dates of completion of each.

(d)  A statement that there are no apparent reasons known to the Society, that such Transferor Vessel is not fit to proceed to sea.

(xi)           In the event that the Transferor Vessel is to be registered under a new flag, one (1) original Letter of Undertaking of Transferor in form satisfactory to Acquiror to delete the Transferor Vessel from the current Ship’s Registry and to deliver to Acquiror a Certificate of Deletion within four (4) weeks after the relevant Vessel Delivery Date.  Such Certificate of Deletion is to provide that the relevant Transferor Vessel was free of Liens and other registered encumbrances on the date of such certificate.

(xii)          One (1) Certificate of Good Standing of the Transferor issued as of a recent date prior to the Closing Date.

(xiii)         In the event that the Transferor Vessel is to be registered under a new flag, an original letter of undertaking of Transferor in form reasonably satisfactory to Acquiror to request, without further responsibility, and in the case of the Transferor Vessels to be transferred by Clipper Bulk, to request the relevant entity that transferred ownership of each such vessel to Clipper Nominee to request the current Ship’s Registry to transmit a certified copy of such Transferor Vessel’s Continuous Synopsis Record (CSR) to the new Ship’s Registry within ninety (90) days after the time of deletion of the Transferor Vessel from the current Ship’s Registry, in accordance with the procedures of each Transferor Vessel’s current Ship’s Registry.

(xiv)        Certificate of Incumbency of officers and directors of such Transferor, or in the case of Vanguard, authorized representatives of its sole member;

(xv)         A Certificate from a director, or in the case of Vanguard, the authorized representatives of its sole member, that the representations and warranties contained in this Agreement are true and correct as of such Vessel Delivery Date;

(xvi)        In the event that the Transferor Vessels to be transferred by Clipper Bulk are to be registered in the Republic of Marshall Islands, Clipper Bulk and Clipper Nominee shall deliver an affidavit in form reasonably satisfactory to the Republic of Marshall Islands Registry confirming that each such party has not reregistered such Transferor Vessel under any other flag, and such other matters as may be required by such registry.

(xvii)       Such other documents as are customarily provided in connection with the sale and purchase of similar vessels and as may be reasonably requested by Acquiror.  Acquiror shall advise Transferor of such request not less than ten days prior to the relevant Vessel Delivery Date.

(xviii)      In the event that Clipper Bulk transfers a Substitute Vessel hereunder, Clipper Bulk shall deliver all of the above documents required and any other documents required to register such Substitute Vessel in the Republic of the Marshall Islands or the Bahamas.

Each Transferor Vessel shall be delivered and taken over by Acquiror or its nominee where she is on the relevant Vessel Delivery Date.  Each Transferor Vessel shall be delivered to the Acquiror or its nominee (a) in the same condition as when inspected pursuant hereto, fair wear and tear excepted, and (b) with her present class maintained, free of recommendations, free of average damage affecting class, and with her classification certificates and national certificates, as well as all other certificates the Transferor Vessel had at the time of inspection hereunder, valid and unextended without recommendation by class or the relevant authorities at the time of delivery.  SUBJECT TO THE IMMEDIATELY PRECEDING SENTENCE AND THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH TRANSFEROR CONTAINED HEREIN EACH TRANSFEROR VESSEL IS SOLD “AS IS, WHERE IS” IN WHATEVER CONDITION SHE MAY BE WITHOUT ANY ADDITIONAL REPRESENTATION, AGREEMENT OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO PHYSICAL CONDITION, CLASSIFICATION, EQUIPMENT, SEAWORTHINESS, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER.

(b)           Notwithstanding the preceding subparagraph, as of the First Closing Date, Acquiror acknowledges and agrees that the existence of any of the following circumstances shall not be deemed a breach of the above required deliveries:

(i)            the Transferor Vessel transferred by Vanguard shall be (x) entered into the VOC Pool, and (y) subject to a Technical Management Agreement with JP Samartzis Maritime Enterprises Co. S.A. and (z) subject to the Vanguard Head Charter; and

(ii)           the Transferor Vessel transferred by Colas shall be subject to (x) a Time Charter between Colas and VOC Bulk Shipping N.V. (the “Colas Time Charter”), provided, such time charter shall terminate on the Charter Completion Date which in any event shall be no later than the Outside Charter Date, and (y) a subject to a Technical Management Agreement with Dockendale Shipping Company Limited.

(c)           On the First Closing Date, Clipper Bulk shall take all action required to purchase each Transferor Vessel to be transferred by Clipper Bulk from the relevant owner, and nominate Clipper Nominee, to take title to the applicable Transferor Vessel.

(d)           On the First Closing Date, with respect to each of Vanguard and Colas, (i) as payment of the cash portion of the Purchase Price payable to each such Transferor, Acquiror shall deliver to each such Transferor an amount in cash equal to the product of seventy-five percent (75%) of the IPO Appraised Value of the Transferor Vessels multiplied by such Transferor’s Pro Rata Percentage, less, the Make Whole Amount; (ii) as payment of the stock portion of the Purchase Price payable to each such Transferor, Acquiror shall deliver to Nominee certificates representing the Acquiror Shares allocable to each of Colas and Vanguard based on their respective Pro Rata Percentage in the name of Nominee; (iii) as payment of the Vessel Personal Property Payment payable to each such Transferor, Acquiror shall deliver to each such Transferor, an amount in cash equal to ninety percent (90%) of the amount determined by Acquiror Representatives pursuant to Section 3.01(p), subject to adjustment pursuant to Section 2.03(f) hereof.

(e)           On the Second Closing Date and the Third Closing Date, as the case may be, with respect to Clipper Bulk, (i) as payment of the cash portion of the Purchase Price payable to such Transferor, Acquiror shall deliver to Clipper Bulk an amount in cash equal to the product of seventy-five percent (75%) of the IPO Appraised Value of the Transferor Vessels multiplied by such Transferor’s Pro Rata Percentage, allocable to the Transferor Vessel to be transferred as of such date; (ii) as payment of the stock portion of the Purchase Price payable to such Transferor, Acquiror shall deliver certificates representing the Acquiror Shares allocable to such Transferor based on its Pro Rata Percentage, allocable to the Transferor Vessel to be transferred as of such date, in the name of Nominee; and (iii) as payment of each Vessel Personal Property Payment payable to such Transferor, Acquiror shall deliver to such Transferor, an amount in cash equal to ninety percent (90%) of the amount determined by Acquiror Representatives pursuant to Section 3.01(p), subject to adjustment pursuant to Section 2.03(f) hereto.

(f)            With respect to (i) the Transferor Vessel’s transferred hereunder by Vanguard and Colas, within thirty (30) days of the relevant Charter Completion Date, and (ii) the Transferor Vessels transferred hereunder by Clipper Bulk, within thirty (30) days of the Second Closing Date and the Third Closing Date, Acquiror shall cause a third party auditor to recalculate each Vessel Personal Property Payment made pursuant to Section 2.03(d)(iii) or Section 2.03(e)(iii), as the case may be, based upon the actual Vessel Personal Property delivered with each Transferor Vessel.  Acquiror shall deliver the results of each such audit to the relevant Transferor (the “VPP Recalculation”).  The results of the VPP Recalculation shall be final, binding and conclusive upon each party unless the relevant Transferor objects to the VPP

Recalculation in writing to Acquiror within ten (10) days of such Transferor’s receipt thereof (a “Dispute Notice”).  If there is no dispute, (i) and the amount contained in the VPP Recalculation is greater than the amount paid pursuant to Section 2.03(d)(iii) or Section 2.03(e)(iii), as the case may be, within fifteen (15) days of Acquiror’s delivery of the VPP Recalculation to such Transferor, Acquiror shall deliver an amount in cash equal to the difference between the amount contained in the VPP Recalculation and the amount previously paid to such Transferor, or (ii) and the amount contained in the VPP Recalculation is less than the amount paid pursuant to Section 2.03(d)(iii) or Section 2.03(e)(iii), as the case may be, within fifteen (15) days of Acquiror’s delivery of the VPP Recalculation to such Transferor, such Transferor shall deliver an amount in cash equal to the difference between the amount previously paid to such Transferor and the amount contained in the VPP Recalculation.  If a Transferor delivers a Dispute Notice, such Transferor and Acquiror shall promptly meet in an attempt to resolve the dispute in good faith.  If a dispute cannot be resolved within ten (10) days of Acquiror’s receipt of same, the parties shall submit the VPP Recalculation, the Dispute Notice and Acquiror’s written response to such Dispute Notice to a mutually agreed third party capable of evaluating Vessel Personal Property within thirty (30) days of its appointment.  Such third party’s resolution of the dispute shall be final, binding and conclusive on the parties.

(g)           Each of Vanguard and Colas, within thirty (30) days of its Transferor Vessel’s Charter Completion Date, shall provide Acquiror with a written statement of the actual expenses incurred by such Transferor on behalf of Acquiror or its nominee, pursuant to the relevant technical management agreement, as novated, in the operation of the relevant Transferor Vessel from the First Closing Date to such Transferor Vessel’s Charter Completion Date, certified by a director or representative of the sole member, as the case may be, of such Transferor.  Within ten (10) days of the delivery of such written certified statement, Acquiror or its nominee shall pay the relevant Transferor an amount in cash equal to the sum of such incurred expenses.  During such ten (10) day period, the relevant Transferor shall provide supporting documentation for the written statement, as reasonably requested by Acquiror or its nominee.

(h)           Each of Vanguard and Colas, within thirty (30) days of each such Transferor’s Transferor Vessel’s Charter Completion Date, shall deliver a Post Closing P/L Statement to Acquiror.  Within ten (10) days of the delivery of such Post Closing P/L Statement, in the event that the income, less voyage expenses (including port expenses, port agency fees, towage, despatch, charterer’s liability insurance and bunker costs), and less any liabilities for cargo shortage or cargo damage (the “net profit”) in such Post-Closing P/L Statement allocable to the period commencing on the First Closing Date and ending on the relevant Charter Completion Date, on a pro rata basis by the number of days during the period covered by the Post Closing P/L Statement, is (i) less than the Make Whole Amount, then Acquiror or its nominee shall pay the relevant Transferor an amount in cash equal to the difference between the Make Whole Amount and such net profit, up to the Make Whole Amount; or (ii) greater than the Make Whole Amount, then the relevant Transferor shall pay Acquiror or its nominee an amount in cash equal to the difference between such net profit and the Make Whole Amount.  During such ten (10) day period, the relevant Transferor shall provide supporting documentation for the Post Closing P/L Statement, as reasonably requested by Acquiror or its nominee.

ARTICLE III

CONDITIONS TO CLOSING

3.01.        Conditions to Acquiror’s Obligation.  The obligation of Acquiror to make the deliveries required by Section 2.03(d) or Section 2.03(e), as the case may be, is subject to the satisfaction (or waiver by Acquiror) of the following conditions as of the relevant Closing Date:

(a)           The representations and warranties of each Transferor made in this Agreement shall be true and correct in all respects, as of the date hereof and at and as of the relevant Closing Date as though then made, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date).

(b)           Each Transferor shall have performed or complied in all respects with all of the covenants and agreements required to be performed or complied with by such Transferor under this Agreement at or prior to the relevant Closing Date.

(c)           All consents or other actions that are required in connection with the transactions contemplated hereunder (including without limitation the consents set forth on Schedule 4.03(b) attached hereto) or with respect to any license, franchise, permit or other similar authorization held by each Transferor shall have been obtained or taken.

(d)           All permits, consents, approvals, licenses, orders or authorizations of, and registrations, declarations and filings with, any Governmental Entity that are required to be obtained or made in connection with the execution, delivery or performance of this Agreement by each Transferor or Acquiror or the consummation by each Transferor or Acquiror of any of the transactions contemplated hereby shall have been duly obtained or made.

(e)           No action or proceeding by or before any Governmental Entity or any other Person shall be pending or threatened (i) challenging or seeking to restrain or prohibit the purchase and sale of any of the Assets or any of the other transactions contemplated by this Agreement or seeking to obtain damages from Acquiror (or any of its Affiliates) in connection with the purchase and sale of the Assets or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by Acquiror (or any of its Affiliates) of, or to compel Acquiror (or any of its Affiliates) to dispose of or hold separate, any portion of the business or assets of Acquiror (or any of its Affiliates), in each case as a result of the purchase and sale of the Assets or any of the other transactions contemplated by this Agreement, or (iii) seeking to impose limitations on the ability of Acquiror (or any of its Affiliates) to acquire or hold, or exercise full rights of ownership of the Assets.

(f)            No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Assets shall be in effect.

(g)           Each of Vanguard and Colas shall have caused (i) the termination of the technical management agreement relating to each such Transferor’s Transferor Vessel, to be effective as of its Charter Completion Date, and (ii) the termination of any commercial management agreement (other than the Colas Time Charter and the Vanguard Head Charter) relating to each such Transferor’s Transferor Vessel, to be effective as of the First Closing Date; and Clipper Bulk shall have caused the termination of any technical management agreement or commercial management agreement to which it is a party relating to its Transferor Vessels, each as of the Second Closing Date or the Third Closing Date, as the case may be.

(h)           Each Transferor shall have delivered to Acquiror each of the following:

(i)            a certificate of a director, or an authorized representative of its sole member, as the case may be, substantially in the form of Exhibit A attached hereto, dated as of the relevant Closing Date, stating that the preconditions specified in subsections (a) through (g) of this Section 3.01 inclusive, except as they expressly relate to Acquiror, have been satisfied;

(ii)           copies of all third party and governmental consents required by subsections (c) and (d) above;

(iii)          an Investor Rights Agreement, dated as of the First Closing Date, substantially in the form of Exhibit B attached hereto, duly executed by such Transferor (the “Investor Rights Agreement”);

(iv)          a Lock-Up Agreement, dated as of the First Closing Date, substantially in the form of Exhibit C attached hereto, duly executed by such Transferor (the “Lock-Up Agreement”); and

(v)           all other documents that Acquiror may reasonably request relating to the purchase of the Assets, the existence of such Transferor and the authority and legal capacity of such Transferor to execute and deliver and perform its obligations under this Agreement, in form and substance reasonably satisfactory to Acquiror.

(i)            No later than seven (7) days prior to the relevant Closing Date, the relevant Transferor shall deliver a schedule, certified by such Transferor’s director, or authorized representative of its sole member, as the case may be, describing the Vessel Personal Property that such Transferor in good faith believes shall be on board any such Transferor’s Transferor Vessel, as of the relevant Vessel Delivery Date (the “VPP Schedule”), provided, in no event shall a VPP Schedule include Vessel Personal Property not on board a Transferor Vessel as of the relevant Closing Date.

(j)            Each Guarantor shall have delivered an Indemnification Agreement for its relevant Transferor, dated as of the relevant Closing Date, substantially in the form of Exhibit D attached hereto, duly executed by such party (the “Indemnification Agreement”).

(k)           Acquiror shall have entered into a Commercial Management Agreement, substantially in the form of Exhibit E attached hereto.

(l)            Acquiror shall have entered into a Technical Management Agreement, for each Transferor Vessel, to be effective, with respect to the Transferor Vessel to be transferred by (x) Vanguard and Colas, as of the Charter Completion Date, if applicable, otherwise the First

Closing Date, and (y) Clipper Bulk, as of the Second Closing Date or Third Closing Date, as the case may be.

(m)          Nominee shall have executed and delivered to Acquiror each of the Investor Rights Agreement and a Lock-up Agreement.

(n)           Vanguard shall have delivered, with respect to the Transferor Vessel transferred by Vanguard, a novation agreement for its technical manager, dated as of the First Closing Date, substantially in the form of Exhibit F attached hereto, duly executed by such Transferor and such manager (the “Vanguard Novation Agreement”); and a head time charter, dated as of the First Closing Date, substantially in the form of Exhibit G attached hereto, duly executed by Vanguard (the “Vanguard Head Charter”).

(o)           Colas shall have delivered, with respect to the Transferor Vessel to be transferred by Colas, (x) a novation agreement for the Colas Time Charter, dated as of the First Closing Date, substantially in the form of Exhibit H attached hereto, duly executed by such Transferor and VOC Bulk Shipping N.V. (the “Colas Charter Novation Agreement”), and (y) a novation agreement for its technical manager, dated as of the First Closing Date, substantially in the form of Exhibit I attached hereto, duly executed by such Transferor and such manager (the “Colas TM Novation Agreement”).

(p)           Receipt by Acquiror of a report from its Acquiror Representatives with respect to each Transferor Vessel transferred as of such Closing Date, assessing the value of the Vessel Personal Property contained on each VPP Schedule; provided, however, the value of bunkers and oils shall be determined by such Transferor’s purchase price of bunkers and oils immediately prior to the relevant Closing Date.

(q)           The delivery of any vessel transferred hereunder by Clipper Bulk shall be made “in port”, at a port notified to Acquiror by Clipper Bulk, which in any event shall be acceptable to such vessel’s Classification Society for purposes of inspection and drydocking.

(r)            Each Transferor Vessel transferred as of such Closing Date shall be in the same condition as when inspected by Acquiror pursuant hereto, fair wear and tear excepted.

3.02.        Conditions to Each Transferor’s Obligations.  The obligations of each Transferor to sell and deliver its right, title and interest in and to its Assets to Acquiror or its nominees is subject to the satisfaction (or waiver by such Transferor) of the following conditions as of the relevant Closing Date:

(a)           The representations and warranties of Acquiror made in this Agreement shall be true and correct in all respects as of the date hereof and at and as of such Closing Date as though then made.

(b)           Acquiror shall have performed or complied in all respects with all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)           All consents or other actions that are required in connection with the transactions contemplated hereunder or with respect to any license, franchise, permit or other similar authorization held by Acquiror shall have been obtained or taken.

(d)           All permits, consents, approvals, licenses, orders or authorizations of, and registrations, declarations and filings with, any Governmental Entity that are set forth on Schedule 5.07 or that are required to be obtained or made in connection with the execution, delivery or performance of this Agreement by such Transferor or Acquiror or the consummation by such Transferor or Acquiror of any of the transactions contemplated hereby shall have been duly obtained or made.

(e)           No action or proceeding by or before any Governmental Entity shall be pending or threatened challenging or seeking to restrain or prohibit the purchase and sale of any of the Assets or any of the transactions contemplated by this Agreement or seeking to obtain damages from such Transferor in connection with the purchase and sale of the Assets or any of the other transactions contemplated by this Agreement.

(f)            No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of any of the Assets shall be in effect.

(g)           Acquiror shall have delivered to such Transferor each of the following:

(i)            the Investor Rights Agreement, duly executed by Acquiror and Wexford;

(ii)           a Lock-up Agreement, duly executed by Acquiror;

(iii)          with respect to the Transferor Vessel transferred by Vanguard, the Vanguard Novation Agreement and the Vanguard Head Charter, duly executed by Acquiror or its nominee; and

(iv)          with respect to the Transferor Vessel transferred by Colas, the Colas Charter Novation Agreement and the Colas TM Novation Agreement, each duly executed by Acquiror or its nominee.

(h)           Entities controlled by Wexford shall have contributed title to the Acquiror Vessels to the Acquiror or wholly-owned subsidiaries of the Acquiror on or prior to the First Closing Date in consideration solely of shares of Common Stock of the Acquiror; the aggregate valuation of such Acquiror Vessels shall be equal to the IPO Appraised Value of such vessels; each of the Acquiror Vessels shall be free of all Liens as of the First Closing Date, except for technical management agreements, crew employment agreements and time charters in effect with respect to each such vessel, and in the case of commercial management agreements with respect to each such vessel, such agreements shall terminate as of the First Closing Date, unless any Acquiror Vessel is on a voyage as of such date, whereupon any such agreements shall terminate upon the completion of the then current voyage and such Acquiror Vessel is free of cargo and safely afloat, provided, if, at the port in which the relevant voyage terminates it is customary for vessels of like size and type to the relevant Acquiror Vessel to lie safely at a safe anchorage, berth or place, then such condition shall be deemed “safely afloat”; Wexford shall have delivered an Indemnification Agreement to the Acquiror, substantially in the form of Exhibit D attached hereto; and on or prior to the First Closing Date, the Acquiror shall have delivered to the Transferors copies of the documents executed by the Acquiror, any relevant nominee of the Acquiror, Wexford, and any relevant entities controlled by Wexford effecting the foregoing.

(i)            If, as a result of the Second Appraisal, the IPO Appraised Value of the Transferor Vessels is less than the Initial Appraised Value of the Transferor Vessels, Acquiror shall have agreed, for purposes of determining the Purchase Price hereunder, to deem the IPO Appraised Value of such vessels to equal the Initial Appraised Value of such vessels.

(j)            The closing of the IPO.

ARTICLE IV

TRANSFEROR REPRESENTATIONS AND WARRANTIES

Except as otherwise provided herein, each Transferor, and in certain instances indicated below, Nominee, severally represents and warrants as to itself to Acquiror as follows:

4.01.        Organization and Power.  Such Transferor or Nominee is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate or company power and authority to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.02.        Grounding Damage and Worldwide Trade.  To the Knowledge of Transferor, Transferor’s Transferor Vessel has not sustained grounding damage to its underwater parts since its most recent drydocking, and Transferor’s Transferor Vessel is eligible to trade worldwide.

4.03.        Authorization; No Breach; Valid and Binding Agreement.  (a)  The execution, delivery and performance of this Agreement by such Transferor or Nominee and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or company action on the part of such Transferor, and no other corporate or company proceedings on its part are necessary to authorize the execution, delivery or performance by such Transferor of this Agreement.  This Agreement has been duly executed and delivered by such Transferor.  This Agreement constitutes the legal, valid and binding obligations of such Transferor, enforceable against such Transferor in accordance with its terms.

(b)           Except as set forth on Schedule 4.03(b) attached hereto, the execution and delivery of this Agreement by such Transferor or Nominee does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, approval, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to any increased, additional, accelerated or guaranteed rights or entitlement of any Person under, or result in the creation of any Lien on the properties or assets of such Transferor under, any provision of (i) in respect of Vanguard, its Certificate of Formation and Limited Liability Company Agreement, and in respect of each of Colas, Clipper Bulk and Nominee, their respective Memorandum and Articles of Association,

(ii) any Contract to which such Transferor or Nominee is a party or by which any of its properties or assets are bound, or (iii) any judgment, order or decree or statute, law, ordinance, rule or regulation applicable to such Transferor or Nominee or its properties or assets including the Assets.

4.04.        Title to Properties.  (a) Except as set forth on Schedule 4.04, such Transferor (other than Clipper Bulk) has, and on the relevant Vessel Delivery Date, each Transferor will have, good and marketable title to the Assets it is transferring hereby, in each case, free and clear of all Liens.  Upon consummation of the transactions contemplated hereby, Acquiror will have acquired good and marketable title in and to the respective right, title and interest of such Transferor in such Assets free and clear of all Liens.

(b) The Gem Bareboat Charter is in full force and effect.  The Glory Bareboat Charter is in full force and effect.  Neither Clipper Bulk, nor to the knowledge of Clipper Bulk, “Owners” (as defined in each of the Gem Bareboat Charter and the Glory Bareboat Charter), is in default of either the Gem Bareboat Charter or the Glory Bareboat Charter.  To the knowledge of Clipper Bulk, there exists no condition, event or state of facts that would constitute a default by Clipper Bulk under the Gem Bareboat Charter or the Glory Bareboat Charter, upon the lapse of time or the giving of notice or both.

4.05.        Investment Representations.  (a)  Such Transferor or Nominee understands that the Acquiror Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  Such Transferor or Nominee also understands that the Acquiror Shares are being offered and sold pursuant to an exemption from registration contained in Regulation S under the Securities Act based in part upon such Transferor’s and Nominee’s representations contained in this Agreement.  Each Transferor, and the Nominee, hereby further represents and warrants to Acquiror as follows:

(i)            Transferor Bears Economic Risk.  Such Transferor or Nominee has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Acquiror so that it is capable of evaluating the merits and risks of its investment in Acquiror and has the capacity to protect its own interests.  Such Transferor or Nominee may bear the economic risk of this investment indefinitely.  Such Transferor or Nominee understands that Acquiror has no present intention of registering the Acquiror Shares.  Such Transferor or Nominee also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Transferor or Nominee to transfer all or any portion of its Acquiror Shares under the circumstances, in the amounts, or at such times such Transferor or Nominee might propose.

(ii)           Acquisition for Own Account.  Such Transferor or Nominee is acquiring or shall acquire the Acquiror Shares for its own account, not as nominee or agent, not with a view towards their distribution in violation of the Securities Act or applicable state securities laws.  Such Transferor or Nominee has no present intention of selling, granting any participation in, or otherwise distributing the same.

(iii)          Transferor or Nominee Can Protect Its Interest.  Such Transferor or Nominee represents that by reason of its, or of its management’s, business or financial experience, such Transferor or Nominee has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Further, such Transferor or Nominee is aware of no publication of any advertisement in connection with the issuance of Acquiror Shares contemplated in this Agreement.

(iv)          Accredited Investor.  Each such Transferor represents that it is an accredited investor within the meaning of Rule 501(a)(3) of Regulation D under the Securities Act.  Nominee represents that it is an accredited investor within the meaning of Rule 501(a)(8) of Regulation D under the Securities Act.

(v)           Residence.  Such Transferor or Nominee is not a U.S. Person as such term is defined in Rule 902(k)(1) promulgated under Regulation S.  Such Transferor or Nominee is a partnership, corporation, limited liability company or other entity, and the office or offices of such Transferor in which its investment decision was made is located at the address or addresses of such Transferor set forth in Section 10.03.

(vi)          Legends.  Such Transferor or Nominee acknowledges that the Acquiror Shares shall bear the respective restrictive legends set forth in Section 2.1(b) of the Investor Rights Agreement.

4.06.        Transfer Restrictions.  Such Transferor or Nominee acknowledges and agrees that the Acquiror Shares are and shall be subject to restrictions on transfer pursuant to applicable federal and state securities laws and as set forth in this Agreement and the agreements contemplated by this Agreement.

4.07.        Registration Statement Information.  Such Transferor or Nominee has received and reviewed the Registration Statement filed on Form S-1 with the Securities and Exchange Commission on June 23, 2005 (the “Registration Statement”).  All information expressly concerning such Transferor or Nominee in the Registration Statement is complete and correct as of the date of the Registration Statement.  Any information provided by such Transferor or Nominee to Acquiror, in writing for inclusion in the Registration Statement, as amended, after the date such Registration Statement, is and will be complete and correct.

4.08.        Litigation.  No lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding is pending or, to the Knowledge of Transferor, threatened against such Transferor or any of its properties or assets, or any director, officer or employee of a Transferor in his or her capacity as such, which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

4.09.        Governmental Consents.  Except as set forth on the Schedule 4.09, no permit, consent, approval, license, order or authorization of, or registration, declaration or filing with, any court or other Governmental Entity is required to be obtained or made in connection with the execution, delivery or performance of this Agreement by such Transferor or Nominee or the consummation by such Transferor or Nominee of any of the transactions contemplated hereby, except for certain post-signing and/or post-closing filings required by federal securities laws, or blue sky laws, or the securities laws of any other jurisdiction.

4.10.        Insurance.  Each of Vanguard’s and Cola’s Transferor Vessel is duly insured in accordance with customary and mandatory requirements for vessels of similar age,

size and description with respect to hull and machinery, protection and indemnity, war risks, and pollution protection, and shall continue to be so insured by such Transferor until such Transferor Vessel is delivered by such Transferor to Acquiror pursuant to this Agreement on the relevant Vessel Delivery Date.

4.11.        Vessel Condition.  To the Knowledge of Transferor, such Transferor’s Transferor Vessel is in good condition, working order and repair, is classed by a classification society which is a member of the International Association of Classification Societies with respect to hull and machinery and in the highest classification and rating for vessels of similar age, size and description, and is in such condition to merit such classification and rating as of the relevant Vessel Delivery Date.

4.12.        Compliance with Laws.  Such Transferor or Nominee has complied in all material respects with all applicable laws, statutes, ordinances, rules, orders and regulations of any Governmental Entity (including environmental laws and regulations), except for certain post-signing and/or post-closing filings required by federal securities laws, or blue sky laws, or the securities laws of any other jurisdiction.  Such Transferor has not received any written communication during the past five years from any Governmental Entity that alleges that a Transferor Vessel is not in compliance in any material respect with any applicable laws, statutes, ordinances, rules, orders and regulations (including environmental laws and regulations).

4.13.        Environmental Compliance.  To the Knowledge of Transferor, on such Transferor’s Transferor Vessel there has been no transportation, handling or treatment of toxic substances by any Transferor in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except for any violation or remedial action which would not have, or could not be reasonably likely to have, individually or in the aggregate with all such violations and remedial actions, a material adverse effect on the IPO Appraised Value thereof.

4.14.        Vessel Security Regulations.  Without limiting Section 4.12 and Section 4.13, to the Knowledge of Transferor, Transferor’s Transferor Vessel maintains a Vessel Security Plan in compliance with the United States Coast Guard regulations under the Maritime Transportation Security Act of 2002, and the International Ship and Port Facilities Security code, promulgated under the International Convention for the Safety of Life at Sea.

4.15.        Brokerage.  There are no claims for brokerage commissions, finders’, investment banker or financial advisor fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Transferors, except in the case of AMA Capital Partners LLC.  The Transferors and Nominee are solely responsible for any fees payable to AMA Capital Partners LLC in connection with the transactions contemplated by this Agreement.

4.16.        Ownership of Clipper Nominee.  Clipper Nominee is an Affiliate of Clipper Bulk.

ARTICLE V

ACQUIROR REPRESENTATIONS AND WARRANTIES

Acquiror represents and warrants to each Transferor that:

5.01.        Organization and Corporate Power.  Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.02.        Capitalization.  (a)  The authorized capital of Acquiror consists of 75,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock of which 1,000 shares of Common Stock are outstanding as of the date hereof.  Immediately following the Closing, the outstanding capital stock of Acquiror shall be as set forth in Schedule 5.02(a).

(b)           Except as set forth in Schedule 5.02(b) or as contemplated in this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror is a party or by which either Acquiror is bound or obligating Acquiror to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or obligating Acquiror to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  All outstanding shares of Common Stock as of the date of this Agreement and as of each Closing Date have been and will be, as the case may be, issued in compliance with all applicable Federal, state and other jurisdictions’ securities laws.

5.03.        Authorization.  The execution, delivery and performance of this Agreement by Acquiror and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Acquiror, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance by Acquiror of this Agreement.  This Agreement has been duly executed and delivered by Acquiror and constitutes the legal, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms.

5.04.        No Breach.  The execution and delivery of this Agreement by Acquiror does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof, will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, approval, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to any increased, additional, accelerated or guaranteed rights or entitlement of any Person under, or result in the creation of any Lien on the properties or assets of Acquiror under, any provision of (i) the Articles of Incorporation of Acquiror, (ii) any Contract to which Acquiror is a party or by which any of its properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets.

5.05.        Litigation.  No lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding is pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its properties or assets, or any director, officer or employee of Acquiror in his or her capacity as such, which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

5.06.        Acquiror Shares.  The issuance, transfer and delivery of the Acquiror Shares hereunder have been duly authorized by all required corporate action on the part of Acquiror, and when issued, transferred and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens.

5.07.        Governmental Consents.  Except as set forth on Schedule 5.07, no permit, consent, approval, license, order or authorization of, or registration, declaration or filing with, any court or other Governmental Entity is required to be obtained or made in connection with the execution, delivery or performance of this Agreement by Acquiror or the consummation by Acquiror of any of the transactions contemplated hereby.

5.08.        Brokerage.  There are no claims for brokerage commissions, finders’, investment banker or financial advisor fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Acquiror.

5.09.        No Directed Selling Efforts.  In regard to this transaction, none of Acquiror, a distributor, any of their respective affiliates, or any person acting on behalf of the foregoing has conducted any “directed selling efforts” in the United States as those terms are defined in Rule 902 of Regulation S nor has Acquiror conducted any general solicitation relating to the offer and sale of the securities that are the subject of this transaction to persons resident within the United States or elsewhere.

ARTICLE VI

COVENANTS OF EACH TRANSFEROR

Each Transferor covenants and agrees as follows:

6.01.        Conduct of Business.  (a)  From the date hereof until the relevant Vessel Delivery Date of each Transferor’s Transferor Vessel, such Transferor shall conduct its business and maintain and operate its Transferor Vessel in the ordinary and usual course of business and substantially in the same manner as presently conducted (including with respect to insurance coverage, repair and maintenance expenditures and spare parts levels).

(b)           From the date hereof until the relevant Vessel Delivery Date of each Transferor’s Transferor Vessel, except as otherwise consented to in advance in writing by Acquiror, such Transferor shall not sell, lease or otherwise dispose of its Assets or any portion thereof, which is material, individually or in the aggregate, to the operation of such Transferor’s Transferor Vessels or agree, whether in writing or otherwise, to do any of the foregoing.

(c)           From the date hereof until the relevant Vessel Delivery Date of Transferor’s Transferor Vessel, neither Colas nor Vanguard shall encumber its Transferor Vessel with employment or charter obligations that extend beyond the relevant Outside Charter Date.

(d)           From the date hereof, Clipper Bulk shall use its best efforts to obtain the right to purchase the Transferor Vessel subject to Gem Bareboat Charter and the Transferor Vessel subject to the Glory Bareboat Charter.  Clipper Bulk shall keep Acquiror apprised of all material developments with respect to such negotiations.  Clipper Bulk shall notify Acquiror in writing immediately once it has obtained the right to purchase either Transferor Vessel prior to the Outside Delivery Date, such notice to include a copy of any amendment to the Gem Bareboat Charter and the Glory Bareboat Charter, if any, or such other writing binding the current owner to sell either such Transferor Vessel to Clipper Bulk, or, once the current owner of either such vessel has rejected Clipper Bulk’s request to purchase either such Transferor Vessel prior to the Outside Delivery Date.

(e)           Upon delivery of a Transferor Vessel to be transferred by Clipper Bulk to Clipper Nominee, Clipper Bulk shall cause Clipper Nominee, in the event that such Transferor Vessel is to be registered under the Republic of the Marshall Islands flag, to immediately transfer such Transferor Vessel to Acquiror or its nominee pursuant to the terms hereof, and in the event that such Transferor Vessel is to be registered under its then current flag, to immediately (i) reregister such Transferor Vessel in its ownership under the then current flag, and (ii) transfer such Transferor Vessel to Acquiror or its nominee pursuant to the terms hereof.

(f)            From the date hereof until the Vessel Delivery Date of Transferor’s Transferor Vessel, except as otherwise expressly consented to in advance in writing by Acquiror, such Transferor shall keep Acquiror informed of its Transferor Vessel’s itinerary and provide Acquiror fifteen (15), seven (7) and three (3) days notice of the expected place of delivery of such Transferor Vessel.

(g)           Such Transferor shall not take or agree or commit to take any action that would, or that could reasonably be expected to, result in (or omit or agree or commit to omit to take any action that would prevent, or that could reasonably be expected to prevent) (i) any of the representations and warranties set forth in this Agreement becoming untrue, or (ii) any of the conditions to the purchase and sale of the Assets set forth in Section 3.01 not being satisfied.

6.02.        Access to Books and Records.  From the date of this Agreement until the first to occur of (i) the relevant Closing Date, and (ii) the termination of this Agreement in accordance with Section 8.01, each Transferor shall permit Acquiror and its representatives to make such investigation of its Assets as Acquiror deems necessary or desirable in connection with the transactions contemplated by this Agreement.  Each Transferor shall furnish Acquiror with such financial, operating and other data and information, and copies of documents with respect to the Assets or any of the transactions contemplated by this Agreement, as Acquiror shall from time to time reasonably request, provided, any financial information provided by a Transferor pursuant hereto shall be certified by such Transferor’s director, or authorized representative of its sole member, as the case may be.  Such access and investigation shall be made upon reasonable notice and at reasonable places and times.  Acquiror shall have the right to inspect the classification records, the deck and engine logs of each Transferor Vessel.  Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder.  Without limiting the foregoing, during such period, such Transferor shall keep Acquiror informed as to the business and operations of its Transferor Vessel and shall consult with Acquiror as appropriate.

6.03.        Notification.  (a)  Such Transferor shall have the continuing obligation until the relevant Closing Date promptly to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules;

provided, however, that no supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 3.01 or for the purpose of determining whether any Person is entitled to indemnification pursuant to Section 9.02.

(b)           Such Transferor shall promptly notify Acquiror of (i) any notice or other communications from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated hereby, and (ii) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated hereby.

6.04.        Regulatory Filings.  Such Transferor shall make or cause to be made all filings and submissions under laws or regulations, applicable to such Transferor required in connection with the consummation of the transactions contemplated herein.  Such Transferor shall coordinate and cooperate with Acquiror in exchanging such information and assistance as Acquiror may reasonably request and shall keep Acquiror apprised of the status of any inquiries or requests for additional information made by any Governmental Entity in connection with all of the foregoing.

6.05.        Conditions.  Such Transferor shall use reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 3.02.

6.06.        Confidentiality.  Except as required by law or administrative process and except for information which is now or hereafter becomes public other than as a result of a breach of this Section 6.06, for the period from the date hereof to the First Closing Date, such Transferor agrees not to disclose to any other Person the contents of this Agreement or the transactions contemplated herein.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that this Agreement, including all Exhibits, shall be filed as an exhibit to Acquiror’s Registration Statement.

6.07.        Non-Solicitation.  From the date hereof to the earlier to occur of the First Closing Date and the effective date of termination of this Agreement, such Transferor shall not, and shall not authorize or permit the officers, directors, employees or other agents of such Transferor or and its subsidiaries or Affiliates to, directly or indirectly, take any action to solicit, initiate, entertain or encourage any Acquisition Proposal or engage in negotiations with, or afford access to the properties, books or records of such Transferor or its subsidiaries or Affiliates to, any person that has advised such Transferor or its subsidiaries or Affiliates that such person may be considering making, or that has made, an Acquisition Proposal.  Such Transferor shall promptly notify Acquiror after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for access to the properties, books or records of such Transferor and its subsidiaries or affiliates by any person that has advised such Transferor and its subsidiaries or affiliates that such person may be considering making, or that has made, an Acquisition Proposal and will keep Acquiror fully informed of the status and details of any such Acquisition Proposal, indication or request.

6.08.        Second Appraisal.  At least five (5) Business Days and no more than thirty (30) days prior to the First Closing Date, and otherwise as soon as practicable with the written consent of Acquiror, the Transferors shall cause the Agreed Appraisers to conduct a further appraisal of the Transferor Vessels and the Substitute Vessels (the “Second Appraisal”) and shall cause copies thereof to be delivered to Acquiror promptly upon receipt thereof certified, with respect to each Transferor Vessel and each Substitute Vessel, by the Agreed Appraisers and an authorized representative of the relevant Transferor.  Notwithstanding anything herein to the contrary, in the event that the First Closing does not occur within thirty (30) days of the Second Appraisal, the Transferors shall cause the Agreed Appraisers to conduct a further appraisal of the Transferor Vessels and the Substitute Vessels, to be delivered to Acquiror in accordance with the preceding sentence, whereupon such appraisals shall be deemed the “Second Appraisal” for the purposes of this Agreement, and this process shall be repeated each time required until the termination of this Agreement or until the First Closing Date.

6.09.        Vessel Inspection.  (a)  From the date hereof to the First Closing Date, Acquiror shall have the right, at its expense, at any port each Transferor Vessel to be transferred by Clipper Bulk enters prior to the First Closing, to arrange for a topside inspection of each such Transferor Vessel, without undue delay to such Transferor Vessel.  Acquiror has inspected and accepted the Transferor Vessel to be transferred by each of Vanguard and Colas.

(b)           Acquiror shall be entitled to inspect the Transferor Vessels to be transferred by Clipper Bulk including an underwater inspection by a diver approved by such Transferor Vessel’s Classification Society, at the port of delivery of such Transferor Vessel, immediately prior to the Second Closing or the Third Closing, as the case may be.  The scope of each underwater inspection shall be governed by Section 6.09(c) through Section 6.09(e).  Additionally, from the date hereof to the relevant Closing Date, such Transferor shall provide Acquiror written notice of the travel itinerary of such Transferor’s Transferor Vessel on a bi-weekly basis.

(c)           (i)  The relevant Transferor shall at its cost make its Transferor Vessel available for inspection as described in Section 6.09(b).  The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of each Transferor Vessel’s respective Classification Society.  If the conditions at the intended port of underwater inspection are unsuitable for such inspection, Transferor shall make the Transferor Vessel available at a suitable inspection site closest to such port.

(ii)           If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Transferor Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the respective Transferor shall arrange for such Transferor Vessel to be drydocked at such Transferor’s expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules.  If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect such Transferor Vessel’s class, such defects shall be made good by such Transferor at its expense to the satisfaction of the Classification Society without condition/recommendation.  In such event the relevant Transferor is to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii)          If a Transferor Vessel is to be drydocked pursuant to the preceding paragraph and no suitable dry-docking facilities are available at such port, the relevant Transferor shall take such Transferor Vessel to a port where suitable drydocking facilities are available.  In the event that the drydocking occurred immediately prior to the delivery of such Transferor Vessel, once drydocking and all relevant repair has taken place to the satisfaction of the relevant Classification Society, the relevant Transferor shall deliver the Transferor Vessel at the port of drydocking or at any mutually agreed alternative port.

(d)           If a Transferor Vessel is drydocked pursuant to Section 6.09(c)(ii), during the drydock inspection of such Transferor Vessel, Acquiror may require the tailshaft system to be drawn and surveyed by the relevant Classification Society, the extent of the survey being in accordance with the relevant Transferor Vessel’s Classification Society’s rules for such tailshaft survey and consistent with the current stage of such Transferor Vessel’s survey cycle.  The drawing and refitting of the tailshaft shall be arranged by the respective Transferor.  Should any parts of the tailshaft system be condemned or found defective so as to affect such Transferor Vessel’s class, those parts shall be renewed or made good at the respective Transferor’s expense to the satisfaction of such Transferor Vessel’s Classification Society without condition or recommendation.

(e)           The expenses relating to the survey of the tailshaft system shall be borne by Acquiror unless the Classification Society determines that parts of the system are to be condemned or found defective or broken so as to affect the Transferor Vessel’s class.

6.10.        Acquiror’s Representatives (a)  From and after the date hereof, Acquiror shall be entitled to place two (2) representatives (the “Acquiror Representatives”) on board each Transferor Vessel.  The Acquiror Representatives shall be entitled to stay on board each Transferor Vessel until the relevant Vessel Delivery Date for familiarization and as observers only without interfering with vessel operations.  Acquiror agrees that it shall at all times fully defend, protect, indemnify and save harmless each Transferor, its employees, agents and persons for whom each Transferor is responsible (“Indemnified Persons”), from and against all liabilities, actions, claims, demands, judgments, losses, expenses, suits or actions and reasonable attorney fees for injuries to or death or any person or persons, or loss of or damage to the property of any person or persons whomsoever, arising in connection with or as a direct result of the presence on board of a Transferor Vessel of Acquiror Representatives, even if such personal injury or death or property damage results from the sole, concurrent or contributory negligence of the Indemnified Persons or any of them.  This allocation of responsibility shall apply whether liability for such personal injury or death or property damage is liability with or without fault, or is imposed on the basis of strict liability or by operation of law.  Each Transferor Vessel’s Master and Officers shall give full access to the Transferor Vessel and provide cooperation in Acquiror Representatives’ review of such Transferor Vessel, its classification records, engine logs, surveys and warranties maintained on such Transferor Vessel, records and gauge readings concerning such Transferor Vessel’s bunkers and oils and invoices for Vessel Personal Property.  Each Acquiror Representative shall sign standard P&I indemnity forms, a form of which is annexed hereto as Exhibit J.

6.11.        Replacement Vessels.  (a)(i)  In the event that Acquiror, in connection with the Due Diligence Inspection of each Transferor Vessel to be transferred by Clipper Bulk pursuant to Section 6.09(a), concludes, in its reasonable discretion, that either such Transferor Vessel is not of sound condition relative to other vessels of similar age, size and type operated by prudent and commercially reputable shipowners in similar trades, free of average damage and free of recommendations affecting class (such condition hereinafter called the “Required Condition”), then Acquiror may reject the delivery of such Transferor Vessels hereunder pursuant to a written notice to Clipper Bulk (the “Clipper Rejection Notice”) delivered no later than fifteen (15) days after the final Due Diligence Inspection.  In such case, Clipper Bulk shall be obligated either (x) at its expense to place both of the Transferor Vessels to be transferred by it in the Required Condition and to deliver both such Transferor Vessels to the Acquiror or its nominee on or before the Outside Delivery Date, or (y) to deliver, on or before one hundred and twenty (120) days from the First Closing Date, Substitute Vessel A or Substitute Vessel B and Substitute Vessel C, as described on Schedule IV attached hereto (each vessel described therein, a “Substitute Vessel”); provided, however, any obligation of Clipper Bulk to deliver such Substitute Vessel under this Section 6.11(a) shall terminate upon an actual, constructive or compromised total loss of such Substitute Vessel.

(ii)           In the event that Clipper Bulk elects to place its Transferor Vessels in the Required Condition pursuant to the last sentence of the preceding subsection, an inspector hired by Acquiror or its nominee shall be entitled to observe all repairs being made to each Transferor Vessel and Clipper Bulk shall provide Acquiror or its nominee with a written statement of repairs to each Transferor Vessel, including copies of bills or statements reflecting completed repairs.  In the event that Acquiror concludes, in its reasonable discretion, that either such Transferor Vessel is not in the Required Condition, Acquiror shall deliver a further Clipper Rejection Notice and the processes described in this Section 6.11(a) shall be repeated until the earlier of Acquiror’s acceptance of such Transferor Vessels or the Outside Delivery Date.

(iii)          In the event that Clipper Bulk chooses not to, or is unable to, place the Transferor Vessels in the Required Condition, ready for delivery to Acquiror or its nominees on or before the Outside Delivery Date, then Clipper Bulk shall be obligated to deliver Substitute Vessel A or Substitute Vessel B and Substitute Vessel C, at Clipper Bulk’s option, to Acquiror pursuant to the last sentence of subsection 6.11(a)(i), and, subject to the other provisions of this Agreement, Acquiror shall be obligated to accept, or to cause its nominee to accept, such delivery.  At any time after Acquiror’s transmission of the Clipper Rejection Notice (but no later than the Outside Delivery Date), Clipper Bulk shall provide written notice (the “Nomination Confirmation”) to Acquiror confirming its obligation to deliver, and its nomination of, Substitute Vessel A or Substitute Vessel B and Substitute Vessel C.  The Nomination Confirmation shall include a written description of such Substitute Vessel(s) itinerary and provide the ports that Acquiror may place its Acquiror Representatives on board such vessel(s), without undue delay to such vessels(s).  In addition, Acquiror or its nominee shall have the right, at its expense, at any port any such Substitute Vessel nominated for delivery to Acquiror hereunder enters, to perform a topside inspection of such vessel(s).  In the event that Acquiror determines, in its reasonable discretion, that such Substitute Vessel(s) are not in the Required Condition, then Acquiror may reject the delivery of such Substitute Vessel(s) pursuant to a Clipper Rejection Notice.  Acquiror shall deliver such notice no later than fifteen (15) days after (x) the topside inspection of Substitute Vessel A, if such vessel is nominated, or (y) the later to occur of each topside inspection of Substitute Vessel B and Substitute Vessel C, if such vessels are nominated.  In the event Acquiror delivers a Clipper Rejection Notice, Clipper Bulk shall either (A), at its expense, place the nominated Substitute Vessel(s) in the Required Condition and deliver such Substitute

Vessel(s) to the Acquiror or its nominee(s) on or before the 120th day following the First Closing Date, or (B), by written notice to Acquiror occurring no later than ninety (90) days after the First Closing Date, tender delivery of such Substitute Vessel(s) to the Acquiror in “as is” condition on or before the 120th day following the First Closing Date (such “as is” condition relating only to the physical condition of such Substitute Vessel(s), and not affecting Acquiror’s rights and Transferor’s obligations under the other provisions of this Agreement, including without limitation delivery of each vessel hereunder in class without recommendation and Acquiror’s right to an inspection at delivery pursuant to Section 6.09(b)).  An inspector hired by Acquiror or its nominee shall be entitled to observe all repairs being made to a Substitute Vessel pursuant to the preceding sentence and Clipper Bulk shall provide Acquiror with a written statement of repairs to any such Substitute Vessel, including copies of bills or statements reflecting completed repairs.  In the event that Clipper Bulk cannot or elects not to deliver the nominated Substitute Vessel(s) to Acquiror or its nominee in the Required Condition on or before the 120th day following the First Closing Date, the acceptance of such Substitute Vessel(s) shall be at the option of Acquiror or its nominee, provided, however, Acquiror shall notify Clipper Bulk on or before the 120th day following the First Closing Date whether or not Acquiror accepts such Substitute Vessel(s) in “as is” condition.

(iv)          In addition, in the event that (x) Clipper Bulk nominates Substitute Vessel A pursuant to the Nomination Confirmation, Clipper Bulk shall pay Acquiror or its nominee an amount equal to seven thousand five hundred dollars ($7,500) per day from the Outside Delivery Date to the date prior to the date of the delivery of such Substitute Vessel(s) to Acquiror or its nominee, or (y) Clipper Bulk nominates Substitute Vessel B and Substitute Vessel C pursuant to the Nomination Confirmation, Clipper Bulk shall pay Acquiror or its nominee an amount equal to seven thousand five hundred dollars ($7,500) per day from the Outside Delivery Date to the date prior to the date of the delivery of both Substitute Vessels to Acquiror or its nominee, provided, however, such penalty shall be decreased to three thousand seven hundred and fifty dollars ($3,750) per day on the date prior to the date that Clipper Bulk transfers the first of such Substitute Vessels to Acquiror or its nominee.  If Clipper Bulk cannot deliver a Substitute Vessel on or before the 120th day following the First Closing Date and Acquiror or its nominee does not exercise its option to accept such vessel after such date, then Clipper Bulk shall only be obligated to make the penalty payment required hereunder from the Outside Delivery Date to the 120th day following the First Closing Date.

(b)           In the event that Acquiror, in connection with the Due Diligence Inspection of each Transferor Vessel to be transferred by Clipper Bulk pursuant to Section 6.09(a), concludes, in its reasonable discretion, that each such Transferor Vessel is in the Required Condition, and Clipper Bulk cannot, for any reason other than an actual, constructive or compromised total loss of its Transferor Vessels on or after the First Closing Date, deliver (i) both of its Transferor Vessels on or before the Outside Delivery Date, then such Transferor or its Affiliates must provide Acquiror, in writing (a “Substitute Election”), notice that it shall deliver either (x) Substitute Vessel A, or (y) Substitute Vessel B and Substitute Vessel C, each as described on Schedule IV, or (ii) one of its Transferor Vessels on or prior to the Outside Delivery Date, then such Transferor or its Affiliates must provide Acquiror, in writing a Substitute Election that it shall to deliver any Substitute Vessel, at Transferor’ option, each as described on Schedule IV.  The Substitute Election shall contain a description of each such

Substitute Vessel’s itinerary and state the ports that Acquiror may place its Acquiror Representatives on board such vessel.  Clipper Bulk or its Affiliates must tender such Substitute Vessel(s) for delivery to Acquiror or its nominee no later than 120 days following the First Closing Date, in accordance with the delivery obligations of Clipper Bulk’s original Transferor Vessel, including, in port delivery and Acquiror’s right to a pre-closing inspection of such Substitute Vessel.  In addition, such Transferor or its Affiliates shall pay Acquiror an amount equal to seven thousand five hundred dollars ($7,500) per day from the Outside Delivery Date to the date prior to the date of the delivery of such Substitute Vessel to Acquiror or its nominee, provided, however, such penalty shall be decreased to three thousand seven hundred and fifty dollars ($3,750) per day (x) in the event that Clipper Bulk transferred one original Transferor Vessel on or before the Outside Delivery Date, or (y) if two Substitute Vessels are required to be delivered hereunder, on the date prior to the date of delivery of the first Substitute Vessel to Acquiror or its nominee.

(c)           Notwithstanding the foregoing, acceptance of a Substitute Vessel pursuant to Section 6.11(b) is at the option of Acquiror, and (i) if Acquiror accepts such Substitute Vessel(s), then Clipper Bulk shall pay the penalty provided for in the last sentence of Section 6.11(b), and Acquiror shall pay for such Substitute Vessel in accordance with Section 2.03(e) as modified by Section 6.11(d), and (ii) if Acquiror rejects such Substitute Vessel(s), then Acquiror shall forfeit the penalty provided for in the last sentence of Section 6.11(b) and Clipper Bulk shall have no further obligation under this Agreement to transfer any Transferor Vessel or Substitute Vessel to Acquiror.

(d)           The purchase price of each Substitute Vessel shall be determined as follows: (i) if Acquiror paid the IPO Appraised Value of the Transferor Vessels transferred as of the First Closing Date without adjustment pursuant to Section 3.02(i), then Acquiror shall pay the Vessel Average of such Substitute Vessel (as determined by the Second Appraisal) as the purchase price thereof, and (ii) if Acquiror paid the IPO Appraised Value of the Transferor Vessels transferred as of the First Closing Date with an adjustment pursuant to Section 3.02(i), then Acquiror shall pay the Vessel Average of such Substitute Vessel (as determined by the Vessel Average for each Substitute Vessel, as described on Schedule IV hereto).  In addition, any penalty payment accrued pursuant to Section 6.11(a)(iv) or Section 6.11(b) shall be deemed a credit to Acquiror’s account on the relevant Closing Date, provided, however, in the event that Acquiror or its nominee does not elect to accept a Substitute Vessel to be delivered pursuant to Section 6.11(a) after the 120th day following the date of the First Closing, then Clipper Bulk shall remit any such accrued penalty to Acquiror or its nominee within ten (10) business days following Acquiror’s election to reject such delivery.

(e)           For purposes of this Agreement, each Substitute Vessel delivered to Acquiror or its nominees hereunder in substitution of a Transferor Vessel, shall be deemed to be a “Transferor Vessel” for all purposes hereunder.

6.12.        Transfer of Warranties.  Each Transferor shall take all action required to transfer the Vessel Warranties, if any, transferred hereunder to Acquiror, and shall take all actions necessary, as directed by Acquiror, to enforce the Vessel Warranties.  In the event that the issuer of any Vessel Warranties transferred hereunder require that Acquiror or its nominee make claims under such Vessel Warranties through the Transferor of such Transferor Vessel, then such Transferor shall take no action that would negatively affect the validity of such Vessel

Warranties or impair Acquiror or its nominee’s ability to make any claim under such Vessel Warranties.

6.13.        Purchase of Clipper Bulk Transferor Vessels.  Clipper Bulk shall not use any Acquiror Shares paid to Nominee hereunder to purchase any Transferor Vessel or Substitute Vessel transferred by Clipper Bulk hereunder.

ARTICLE VII

COVENANTS OF ACQUIROR

7.01.        Notification.  Acquiror shall promptly notify each Transferor of (i) any notice or other communications from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated hereby and (ii) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated hereby, provided Acquiror’s obligation hereunder with respect to the IPO shall be governed by Section 7.02.

7.02.        Notifications Regarding Registration. From the date of this Agreement until the first to occur (i) of the Closing Date and (ii) the termination of this Agreement in accordance with Section 8.01, Acquiror shall keep each Transferor reasonably apprised of material issues arising or material actions taken in connection with the IPO and shall provide reasonable notice of the anticipated effective date of the IPO.  Acquiror shall not be required by this Section 7.02 to take any action that would require Acquiror to disclose material non-public information regarding the IPO.

7.03.        Regulatory Filings.  Acquiror shall make or cause to be made all filings and submissions under any laws or regulations applicable to Acquiror required in connection with the consummation of the transactions contemplated herein.  Acquiror shall coordinate and cooperate with the Transferors in exchanging such information and assistance as the Transferors may reasonably request and shall keep the Transferors apprised to the status of any inquiries or requests for additional information made by any Governmental Entity in connection with all of the foregoing.

7.04.        Appraisals.  At least five (5) Business Days and no more than thirty (30) days prior to the First Closing Date, and otherwise as soon as practicable, Acquiror shall cause the Agreed Appraisers to conduct a further appraisal of the Acquiror Vessels (also deemed a “Second Appraisal”) and shall cause copies thereof to be delivered to the Transferors promptly upon receipt thereof certified, with respect to each Acquiror Vessel, by the Agreed Appraisers and the Chief Financial Officer of Acquiror. Notwithstanding anything herein to the contrary, in the event that the First Closing does not occur within thirty (30) days of the Second Appraisal, the Acquiror shall cause the Agreed Appraisers to conduct a further appraisal of the Acquiror Vessels, to be delivered to Transferors in accordance with the preceding sentence, whereupon such appraisals shall be deemed the “Second Appraisal” for the purposes of this Agreement, and this process shall be repeated each time required until the termination of this Agreement or until the First Closing Date.

7.05.        Conditions.  Acquiror shall use reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 3.01.

7.06.        Name Change.  Upon taking delivery of each Transferor Vessel, Acquiror shall change the name of such Transferor Vessel and shall alter such Transferor Vessel’s funnel markings, in the case of the Transferor Vessels to be transferred by Vanguard and Colas at the first port following the First Closing and in the case of the Transferor Vessel to be transferred by Clipper Bulk, at the port of delivery of such Transferor Vessel.

7.07.        Wexford Delivery.  Upon the date hereof, Wexford shall deliver a non-solicitation agreement in form and substance similar to Section 6.07 hereof.

ARTICLE VIII

TERMINATION

8.01.        Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the First Closing Date:

(a)           by the mutual written consent of Acquiror and each Transferor;

(b)           by Acquiror, if it determines in the exercise of its reasonable business judgment not to proceed with the IPO;

(c)           by Acquiror, if any of the conditions set forth in Section 3.01 shall have become incapable of fulfillment;

(d)           by the Transferor if any of the conditions set forth in Section 3.02 shall have become incapable of fulfillment; or

(e)           by either Acquiror or Transferor if the First Closing shall not have occurred by November 1, 2005;

provided, however, that the party seeking termination pursuant to clause (c) or (d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

8.02.        Effect of Loss.  If any Transferor Vessel becomes an actual, constructive or compromised total loss prior to the First Closing Date, this Agreement shall terminate with respect to such Transferor Vessel, including the provisions of Section 6.11 if the Transferor Vessel to be transferred by Clipper Bulk is so lost.  In the event of a loss contemplated by this Section 8.02, the relevant Transferor shall provide written notice to Acquiror within three (3) days of such loss, but in no event later than the First Closing Date.

8.03.        Effect of Termination.  In the event of termination of this Agreement by either Acquiror or the Transferors pursuant to Section 8.01, written notice thereof shall be given to the other parties to this Agreement and thereupon the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 6.06, Section 8.03, Section 10.01, Section 10.02, Section 10.09, Section 10.12 and Section 10.13 which shall survive the termination of this Agreement), and there shall be no liability on the part of either Acquiror, on the one hand, or the Transferors, on the other hand, to one another, except for liability for breaches of this Agreement prior to the time of such termination.

ARTICLE IX

ADDITIONAL COVENANTS

9.01.        Survival.  All of the representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing for purposes of Section 9.02 and shall survive until the close of business three years following the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.13, 5.01, 5.02 and 5.03 and (ii) in the case of fraud, intentional misrepresentation or intentional breach, any representation or warranty, shall survive until the expiration of the relevant statute of limitations (taking into account any extensions thereof) or 30 days after the expiration of the relevant statute of limitations (taking into account any extensions thereof) for third party claims made within 30 days prior to the expiration of the relevant statute of limitations (taking into account any extensions thereof).

9.02.        Indemnification.

(a)           Indemnification by Each Transferor.  Each Transferor shall severally indemnify Acquiror and its Affiliates, officers, directors, employees, shareholders, agents, representatives, successors and assigns against and hold them harmless from any loss, liability, claim, damage, expense, action, suit, proceeding, demand, judgment or cost (including legal fees and expenses) (“Losses”) suffered or incurred by any such indemnified party arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of such Transferor contained in this Agreement or in any certificate delivered pursuant hereto, (ii) any breach of any covenant of such Transferor contained in this Agreement, and (iii) the failure of such Transferor to comply with any state or local tax laws applicable to the transactions contemplated by this Agreement.

(b)           Indemnification by Acquiror.  Acquiror shall indemnify each Transferor and their respective officers, directors, employees, shareholders, agents, representatives, successors and assigns against and hold them harmless from any Losses suffered or incurred by any such indemnified party arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of Acquiror contained in this Agreement or in any certificate delivered pursuant hereto and (ii) any breach of any covenant of Acquiror contained in this Agreement.

9.03.        Further Assurances.  From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver or cause to be executed and delivered, all such documents and instrument as and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.04.        Records.  On the relevant Vessel Delivery Date, each Transferor shall cause to be delivered to Acquiror originals, or if originals are not available, photocopies, of all classification records, engine logs, surveys and warranties, if any, relating to such Transferor’s Transferor Vessel.

9.05.        Earning and Expenses.  From the First Closing Date to the relevant Charter Completion Date, (i) each of Vanguard and Colas shall fund the voyage expenses contemplated by Section 2.03(h) for its Transferor Vessel, and (ii) Vanguard, acting through VOC Pool as disponent owner of the Transferor Vessel to be transferred by Vanguard, and (iii) Colas, acting through VOC Bulk Shipping N.V. as disponent owner of the Transferor Vessel to be transferred by Colas, shall retain the income derived from the operation of such Transferor Vessel for such period, in each case of (i), (ii) and (iii) above, subject to the adjustment provided for in Section 2.03(h).

9.06.        Post First Closing Voyages.  On the First Closing Date, in the event that there is a time charter or voyage in effect for the Transferor Vessel to be transferred by either Vanguard or Colas hereunder, such Transferor shall have the obligation to complete such voyage pursuant to the Vanguard Head Charter and the Colas Time Charter, as the case may be.

9.07.        Control of Management Companies.  From the First Closing to the relevant Charter Completion Date, each of Vanguard and Colas shall provide copies to Acquiror or its relevant nominee of all correspondence between such Transferor and each commercial and technical manager operating the relevant Transferor Vessel from the First Closing Date to the Charter Completion Date.

9.08         Delivery.  From the First Closing Date to the relevant Charter Completion Date, each of Vanguard and Colas shall keep Acquiror informed of its Transferor Vessel’s itinerary and give Acquiror, fifteen (15), seven (7) and three (3) days notice of the expected port that such time charter or voyage will terminate.  If, and to the extent that a time charter or voyage in effect as of the First Closing does not terminate on or before the Outside Charter Date, then the relevant Transferor shall pay Acquiror an amount in cash equal to $10,000 per day from the Outside Charter Date to the Charter Completion Date, which payments, if any, shall be independent of, and not be included as part of, the Post Closing P/L Statement for such Transferor, provided, however, any such penalty shall be a credit for the benefit of Acquiror’s account when calculating amounts owed by Acquiror to the relevant Transferor pursuant to the Section 2.03(h).

ARTICLE X

MISCELLANEOUS

10.01.      Press Releases and Communications.  Prior to the Closing, no press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of Acquiror and each Transferor, unless required by applicable law or legal process in which case Acquiror and each Transferor shall have the right, to the extent reasonably practicable, to review and comment on such press release or announcement for a period of 48 hours prior to publication.

10.02.      Expenses; Sales Taxes.  Except as otherwise expressly provided herein, each of Transferor and Acquiror shall pay all of their own respective costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not) except that in the event that the transactions contemplated hereby are consummated, Acquiror shall pay each Transferor’s costs in obtaining the appraisals contemplated by this Agreement.  Each Transferor shall pay the cost of their respective income, single business, sales, transfer, use, gross receipts, registration and similar taxes arising out of or in connection with the transactions contemplated by this Agreement.

10.03.      Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied (together with confirmation of transmission) or, if mailed, upon receipt (one business day after mailing in the case of express mail or overnight courier service), as follows:

If to Acquiror:

Cavan Maritime Limited

c/o Wexford Capital LLC

411 West Putnam Avenue

Greenwich, CT 06839

Attention:  Frederick Simon

Facsimile:  (203) 862-7311

and

Cavan Maritime Limited

c/o Wexford Capital LLC

411 West Putnam Avenue

Greenwich, CT 06839

Attention:  Arthur Amron

Facsimile:  (203) 862-7312

with a copy to:

Reitler Brown & Rosenblatt LLC

800 Third Avenue, 21st Floor

New York, New York  10022

Attention:  Edward G. Reitler, Esq.

Facsimile:  (212) 371-5500

If to a Transferor:

For Colas and Clipper Bulk:

P.O. Box CB-13048

Dockendale House

West Bay Street

Nassau, Bahamas

Facsimile: 242 322 4280

For Vanguard:

c/o VOC Shipping N.V.

1, Berg Arrarat

P.O. Box 3889

Curacao, Netherlands Antilles

Facsimile: 5999 461 4129

If to Nominee:

P.O. Box CB-13048

Dockendale House

West Bay Street

Nassau, Bahamas

Facsimile: 242 322 4280

In each case with a copy to:

VOC Bulk Shipping U.S.A., Inc.

Five Stamford Landing

78 Southfield Avenue

Stamford, Connecticut 06902

Attention:  President

Facsimile:  1 203 965-7850

and

Watson, Farley & Williams (New York) LLP

100 Park Avenue

New York, New York  10017

Attention:  Leo Chang, Esq.

Facsimile:  (212) 922-1512

or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

10.04.      Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable by Acquiror, or the Transferors without the prior written consent of all parties hereto; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder; and provided, further, that Acquiror may assign this Agreement and any or all of its rights and obligations to an Affiliate of Acquiror provided that Acquiror guarantees such Affiliate’s obligations under this Agreement.  Any attempted assignment in violation of this Section 10.04 shall be void.

10.05.      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is held by a court of competent jurisdiction to be prohibited by or invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to any other Person or circumstance.

10.06.      Amendment and Waiver.  Any provision of this Agreement or the Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Transferors and Acquiror.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.07.      Complete Agreement.  This Agreement contains the complete agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.08.      Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the Transferors and Acquiror.

10.09.      Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

10.10.      No Third-Party Beneficiaries.  Except as provided in Section 9.02, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

10.11.      Interpretation.  The headings contained in this Agreement, in any Exhibit or Schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12.      Consent to Jurisdiction.  Each party hereto irrevocably submits to the co-exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party hereto further agrees that service of any process, summons, notice or documents by United States registered mail to such party’s respective address for notices set forth in Section 10.03 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.12. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County and (B) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.13.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AN ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

[*       *       *]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CAVAN MARITIME LIMITED

By:	/s/ Frederick Simon
	Name:	Frederick Simon
	Title:	Chief Executive Officer

VANGUARD ULTRAMAX LLC
By VOC SHIPPING N.V., its sole member

By:	/s/ Ed H. Karelse
	Name:	Ed H. Karelse
	Title:	Attorney-in-Fact

COLAS ORCHID LTD.

By:	/s/ Henrik Lund Dal
	Name:	Henrik Lund Dal
	Title:	Director

CLIPPER BULK SHIPPING LTD.

By:	/s/ Henrik Lund Dal
	Name:	Henrik Lund Dal
	Title:	Director

VOC INVEST LTD.

By:	/s/ Henrik Lund Dal
	Name:	Henrik Lund Dal
	Title:	Director

Asset Purchase Agreement Signature Page

Schedule I

Transferor	Transferor Vessel	Flag	Official Number
Vanguard Ultramax LLC	VOC Enterprise	Bahamas	8000988
Colas Orchid Ltd.	VOC Orchid	Bahamas	732000
Clipper Bulk Shipping Ltd.	Clipper Gem	Liberia	8877
Clipper Bulk Shipping Ltd.	Clipper Glory	Liberia	9238

Schedule II

Exclusions from Vessel Assets

VOC Enterprise –  None.

VOC Orchid –

oxygen	40	unitor	12 cyls (10 cyls full + 2 cyls empty)
acetelene	40	unitor	4 cyls (2 cyls full + 1 cyl empty + 1 cyl in use)
freon 22	56 kgs	unitor	3 cyls (1 cyl full + 1 cyl empty + 1 cyl half-full)
portable - 13.3 kgs			1 cyl (empty)

Gem – [    ]

Glory – [    ]

Schedule III

Vanguard Spare Parts in Excess of Class Requirements

• Ship’s MINI-M and associated PC with Email + fax machine = $ 5.442

• 4 PCs (Master - Ch.Eng - Ch.Off - ship’s office) with 4 printers and ink cartridges = $ 5.875

• Portable pump for deck = $ 1.080

• Portable pump for engine = $ 840

• Portable pump for oil spill kit = $ 1.080

• 2 cranes hoisting spare wire ropes = $ 6.515

• 2 cranes luffing spare wire ropes = $ 1.882

• 1 spare wire rope for ship’s gangway = $ 97

• 1 spare wire rope for engine room crane = $ 265

• 1 spare wire rope for provisions crane = $ 410

• 1 spare wire for pilot assist ladder = $ 106

• 1 spare wire for bunkers’ davit = $ 97

• 2 mooring ropes - special for tugboats = $ 5.502

• 2 mooring additional ropes = $ 4.006

• (we supplied total 8 mooring ropes. The vsl was delivered by the yard with the minimally required 6 ropes only, the above 2+2 are in excess of our safety requirements)

• 2 laundry machines = $ 473

• 2 jet chisels = $ 324

• 2 microwave oven = $ 473

• 2 TV colour = $ 331

• 648 mtrs Hatch cover tape = $ 2.937

• 1 Paint spray airless and accessories = $ 3.479

• 1 Paint stripper pneumatic = $ 432

• 1 hold cleaning gun water TOBEY and accessories(high pressure hoses)=$ 1.173

• 1 Grease lubricator air operated and hoses = $ 662

• 1 Portable Electrowelding machine and cable = $ 890

• 1 chipping hammer = $ 225

• 1 scaling hammer pneumatic = $ 83

• 2 photocopy machine with cartridges = $ 2.295

Colas Spare Parts in Excess of Class Requirements

• GLOBE E-MAIL system comprising of 1 Lap-top computer + HF Radio Link = $2500/-

•  SAT-B system comprising of Telephone, Fax and E-mail systems = $ 20.000/-

   (please note sat-b system not included in Safety Radio Cert/Equipment)

•  1 fax machine = $300/-

•  3 PCs (Master - Ch.Eng - ship’s office) with 3 printers and ink cartridges = $4400/-

•  Portable pump for deck = $2000/-

•  Portable pump for engine = $2000/-

•  2 Portable pumps for oil spill kit = $400/-

•  2 crane hoisting spare wire ropes = $6000/-

•  2 crane luffing spare wire ropes  = $6000/-

•  1 spare wire rope for lifeboat falls = $1500/-

•  2 spare wire for pilot assist ladder = $700/-

•  4 mooring additional ropes (just recd at charleston) = 7180/-

•  2 laundry machines = $300/-

•  5 jet chisels ( 1 new + 4 in use ) = $500/-

•  2 microwave oven = $1200/-

•  4 TV colour (off/crew smoke rooms, Master and Ch/Engr’s cabins) = $2300/-

•  4 DVD players (off/crew smoke rooms, Master and Ch/Engr’s cabins) = $450/-

•  4 VCRs (off/crew smoke rooms, Master, Ch/Engr’s cabins) = $600/-

•  3 Music systems (off/crew smoke room, Master, Ch/Engr and 2nd/Engr)$1200/-

•  150 mtrs Hatch cover tape = $ 3000/-

•  1 Paint spray airless and accessories = $1500/-

•  1 hold cleaning gun TOBEY with accessories = $500/-

•  1 KEW MACHINE  (high pressure cold water cleaner with accessories) = $3000/-

•  1 Grease lubricator air operated and hoses = 1800/-

•  1 Portable Electrowelding machine and cable = $375/-

•  3 scaling hammer pneumatic (2 new + 1 in use - with 21 spare heads) = $1200/-

•  1 photocopy machine with cartridges = $600/-

•  1 Deck Compressor (Brand New - Unused as yet) = $6000/-

   Make: ATLAS COPCO, Type: GA-30, Capacity: 5.58 cu.m/min., Pr. 7.4 bar

   Motor: 30 kw, 3555 rpm

•  abt 2378 ltrs of paint = $ 3/ltr

•  abt 394 ltrs of thinner =$ 1.1.7/ltr

Clipper Glory Spare Parts in Excess of Class Requirements

1. Cabin:
Washing machines- 5	$2750.00
Drying Mc -2	$1000.00
VCR –5	$1250.00
DVD -4	$1000.00
TV -5	$1500.00
Fridge -8	$2000.00
Music system -5	$2000.00

2. Bridge/radio room etc:
communication instrument Amos fleet 77, Laptop-1	$30,000.00
Fax machine combined printer, scanner- 1	$1000.00
Photocopiers- 2	$1500.00
Scanner A4- 1	$300.00
Loading instrument ch/o cabin, laptop -1	$1250.00
Working Pcs- 7 (Non working pc-1, laptop -1)	$8000.00
Printers-7	$2100.00
Digital camera floppy type- 1	$650.00

3. Deck:
hatch cover wheel- 11pcs	$16,000.00
Cleats assembly -60 pcs	$20,000.00
Packing straights- 100 mtrs	$10,000.00
Ropes hawser- 2	$4,000.00
Wires- 2	$1200.00
Submersible pp- 2	$800.00
Air assisted water washers (Combi-gun)-2	$3000.00
Air/electric deck scaling machines Rustibus:-2	$8000.00
Set of spray foam/chemical application equipment-1	$5000.00
Scaffolding -1	$5000.00
Sand blaster-1	$8000.00
Painting machine- 1	$8000.00
Greasing machine- 1	$1200.00
Deck Compressor - 1	$12,000.00

Miscellaneous cleaning tools:
Ladders -2	$800.00
Brooms of various types-15	$250.00
Brushes of assorted sizes -20	$250.00
Squeezees - 4	$200.00
Shovels -6	$400.00
Scrapers of different widths-20	$200.00
Extension poles or man-helpers-1	$600.00

Safety gear:
Complete sets of protective clothing (chemical suits)-10	$8000.00
Fall arrest gear (safety harnesses-2 pcs, belts and the like- 4pcs	$600.00

3. Engine:
ME cylinder liner - 1 pc	$22,000.00.
ME piston, complete - 1 pc.	$14,000.00
ME piston crown - 2 pcs.	$9000.00
ME piston ring, right - 2 pcs.	$800.00
ME piston ring, opposite - 2 pcs.	$800.00
ME stuffing box, complete assy - 1 pc.	$4500.00
ME cylinder cover, complete - 1 pc.	$19000.00
ME exhaust valve, complete - 3 pcs.	$28,000.00
ME exhaust valve spindle - 3 pcs.	$8,000.00
ME exhaust valve seat - 7 pcs.	$3000.00
ME starting valve, complete - 1 pc.	$2500.00
ME crosshead bearing shell, complete - 1 set	$6000.00
ME crankpin bearing shell, complete - 1 set	$5000.00
ME bearing shell, main, lower - 1 pc.	$2500.00

ME bearing shell, main, upper - 1 pc.	$1500.00
ME fuel pump barrel, assy - 6 pcs.	$18,000.00
ME fuel injection valve - 10 pcs.	$30,000.00
ME turbocharger bearing T.E, complete 1 pc.	$6000.00
ME turbocharger bearing C.E, complete - 1 pc.	$4000.00
AE’s cylinder liner - 1 pc.	$3500.00
AE’s piston - 4 pcs.	$8000.00
AE’s piston gudgeon pin - 3 pcs.	$1500.00
AE’s piston ring set, complete - 6 pcs.	$4800.00
AE’s big end bearing shell, lower - 4 pcs.	$2400.00
AE’s big end bearing shell, upper - 4 pcs.	$2400.00
AE’s rocker arm and bracket, complete - 1 pc.	$1200.00
AE’s fuel injection pump, complete - 4 pcs.	$12,000.00
AE’s fuel injection pump element - 2 pcs.	$2400.00
AE’s fuel injection valve - 4 pcs.	$3200.00
AE’s connecting rod - 3 pcs.	$19,200.00
AE’s gudgeon pin bearing bush - 2 pcs.	$1600.00
AE’s air starting motor, complete - 1 pc.	$4000.00

4. Others:
Ejector pump for fresh water generator, complete - 1 pc.	$8,000.00
Distilate water pump for fresh water generator, complete - 1 pc.	$4,000.00
Electric welding machine - 2 pcs.	$4000.00
Breathing air compressor – 1 pc.	$12,000.00
Oxygen (O– 40) - 25 btls.	$17,500.00
Acetylene (A – 40) – 13 btls.	$9,100.00
Refrigerant agent (R – 22) - 6 btls.	$4200.00

Clipper Gem Spare Parts in Excess of Class Requirements

• see following pages

SPARE PARTS ABOVE THE CLASS REQUIREMENT

	MAIN ENGINE

S No.	ARTICLE	EXTRA	COST
1	FUEL INJ. ASSY.	2	6000
2	EXHAUST VALVE	2 SET	12000
3	PISTON RING	1 SET	10000
4	STARTING VALVE	1	4000
5	PUMP BARREL WITH PLUNGER	2 (OLD)	8000

	AUXILIARYENGINE

S No.	ARTICLE	EXTRA
1	PISTON	1	3000
2	PISTON RINGB SET	5 SET	4000
3	INLET VALVE	6	2400
4	EXHAUST VALVE	6	2400
5	FUEL INJECTION NOZZLE ASSY.	4(OLD)	2400
6	CRANK PIN BEARING	5 SET	3000
7	MAIN BEARING	3 SET	2800
8	THRUST BEARING	3 SET	3000
9	CONNECTING ROD	3 (OLD)	12000
10	HIGH PRESSURE PIPES	7	7000
			82000

Oxygen bottles		14	10080
Acetylene		11	7920
Referigerant		3	2160
Welding machines		2	4000

Total			106160

1. CABIN

			LAST STOCK		RCV IN DUE MONTH		USED IN DUE MONTH		STOCK END MONTH
NR.	ITEM NAME	CODE	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	USDCost
	New Llinen
1	bed sheet		6	pcs			4	pcs	2	pcs	100
2	blankets		0	pcs					2	pcs	300
3	iron appliance		1	pcs					1	pc	100
4	pillow case		0	pcs					2	pcs	50
5	table sheet		0	pcs					2	pcs	100
6	Bath towels cotton blue		18	pcs			8	pcs	10	pcs	250
7	towels big white		0	pcs					2	pcs	50
8	Face towel cotton blue		20	pcs			8	pcs	12	pcs	120
9	towels medium white		0	pcs					2	pcs	50
10	towels small white		0	pcs					2	pcs	25
11	window sheet		0	pcs					2	pcs	120
12	Pantry towel cotton		10	pcs			4	pcs	6	pcs	300
13	Non skid sheet mesh width		10	mtr			4	mtr	6	mtr	300
	Used Linen
14	bed sheet		76	pcs					76	pcs	800
15	blankets		3	pcs			1	pcs	2	pcs	100
16	pellot sheet		0	pcs					2	pcs	50
17	pillows sheet		0	pcs					2	pcs	50
18	table sheet		2	pcs					2	pcs	50
19	towels big		4	pcs					4	pcs	100
20	towels small		9	pcs					9	pcs	100
21	vacuum cleaner		2	pcs					2	pcs	500
											3615

3. Deck

a. Hatch covers spares

			LAST STOCK		RCV IN DUE MONTH		USED IN DUE MONTH		STOCK END MONTH
NR.	ITEM NAME	CODE	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	Cost USD
1	Hatch covers rubber pad		140	mtr					140	mtr	14000
2	HC rubber pad, flat angle joint		12	pcs					12	pcs	5000
3	HC rubber pad, 90 “L” shaped		12	pcs					12	pcs	5000
4	HC rubber pad, three-way pad		6	pcs					6	pcs	6000
											30000

b. Spare new rope

NIL

c. Wire ropes

Construction	Length	Intended to use	Where stowed	Cost USD
Wire rope, galvanized, 6x24+FC, D=14.0mm	60.00		Fwd bsn’s stores	2200
Wire rope, galvanized, 6x36+FC, D=12.0mm	92.00		Fwd bsn’s store	4000
Wire rope 7 x 19, D=4mm	200	Life boat launcing	Bsn’s store deck A	2000
				8200

d. Portable pumps

			LAST STOCK		RCV IN DUE MONTH		USED IN DUE MONTH		STOCK END MONTH
NR.	ITEM NAME	CODE	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	Cost USD
1	Air operated double diaphragm pump	OPP	1	pcs					1	pc	3600
	WILDEN Model M4 Metal, w/t access.	Masthouse
2	Submerge pump, W/T accessories		1	pcs					1	pc	4000
											7600

e. Hold cleaning equipment

			LAST STOCK		RCV IN DUE MONTH		USED IN DUE MONTH		STOCK END MONTH
NR.	ITEM NAME	CODE	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	Cost USD
1	DEMUCKING WINCH, Type : AIRCOM TOOLS,		1	set					2	set	6000
	EKCA 2/MS
2	Chemical dosing container, vol.150 ltrs. (w/Acc.)		1	set					1	set	800
3	Combigun Type : Water Tobey (w/accessories)		1	set					1	set	1500
4	Combigun Type : VP water gun (w/accessories)	STROMME	1	set					1	set	2000
5	Galvanized scaffolding for working of 16m		1	set					1	set	5000
6	HP cleaner HPC66, 190 bar, 60Hz		2	pcs					2	pcs	5600
7	Heavy duty hose, 15mtrs / for HP cleaner		3	pcs					3	pcs	2400
8	Sand container for VSB300		1	pcs					1	pc	800
9	Powerspeed lance (for HPC66),		1	pcs					1	pc	800
	& 6 nozzle spare for HPC - 66, 62, 53, 52, 42
10	Long reach lance, F/All models		3	pcs					3	pcs	2400
11	Rottary brush 170cm long, for 03K pump		2	pcs					2	pcs	2000
12	Chemical injector datachable, for 03K pumps		2	pcs					2	pcs	1000
13	ladder alluminium used (diff.size)		6	pcs					6	pcs	3600
14	BROOM CORN WHISK HAND		5	pcs					5	pcs	250
15	LONG HANDLED BROOMS		13	pcs			8	pcs	5	pcs	250

f. HP washers

			LAST STOCK		RCV IN DUE MONTH		USED IN DUE MONTH		STOCK END MONTH
NR.	ITEM NAME	CODE	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT
1	HP cleaner HPC66, 190 bar, 60Hz (deck + E/R)		2	pcs					2	pcs	6000
	POSEIDON 1280

g. Pneumatic pumps

			LAST STOCK		RCV IN DUE MONTH		USED IN DUE MONTH		STOCK END MONTH
NR.	ITEM NAME	CODE	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT
1	Air operated double diaphragm pump	OPP	1	pcs					1	pc	2000
	WILDEN Model M4 Metal, w/t access.	Masthouse

h. Chipping, sandblasting and paint machines

			LAST STOCK		RCV IN DUE MONTH		USED IN DUE MONTH		STOCK END MONTH
NR.	ITEM NAME	CODE	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT
1	Airless Spray gun GRACO Model 224-020, Series A
	HEAVY DUTY REVERSE-A-CLEAN F/GRACO		0	pcs					1	pcs	2000
2	Hose airless spray paint machine		1	pcs					1	pc	8000
3	Wrench air driven		1	pcs					1	pc	2000
4	Grinding machine (air)		2	pcs					2	pcs	2000
5	Mixer paint air driven		1	pcs					1	pc	2000
6	Sand blas machine with accessories		1	pcs					1	pcs	12000
	Cyclone Blasting System
7	Sand blast mask“Bullard”,77/46 Series		1	pcs					1	pc	8000
8	Jet Chisel, Model JAX-24		4	pcs					4	pcs	2000
9	Jet Chisel, Model JAX-28		2	pcs					2	pcs	1000
10	Electric Scaling Machine (w/accessories)		2	pcs					2	pcs	5000
	WEG Electric Motors Corp.
	Model 6VC56C17F5524F / FR-56-70 / Type - SCS
	RPM - 1725 / HP = 3/4, HZ - 60

i. Grease machines

			LAST STOCK		RCV IN DUE MONTH		USED IN DUE MONTH		STOCK END MONTH
NR.	ITEM NAME	CODE	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT	QTTY	UNIT
1	Greasing pump air driven		1	pcs					1	pcs	1200

	I. Deck compressors								1	pc	12000

	4.Bridge:
	• Pc’s - 2 pcs										2400
	• Printers - 2 pcs										800
	• Photocopier - 1 pc										800
	• Fax - 1 pc										600

	5.Recreation equipment
	• Tv - 4 pcs										1200
	• DVD - 1 pc										300
	• VCR - 1 pc										300
											106000

	Total for Deck:										155415

Schedule IV

Description of Substitute Vessels

A.    One panamax bulk carrier, deadweight, approximately 76,000 tons – Vessel Average as of the execution hereof is equal to $47,437,500.

B.    One handy bulk carrier, deadweight, approximately 20,000 tons -  Vessel Average as of the execution hereof is equal to $20,375,000.

C.    One handy bulk carrier, deadweight, approximately 20,000 tons -  Vessel Average as of the execution hereof is equal to $20,375,000.

EXHIBITS

Exhibit A	Form of Officer’s Certificate

Exhibit B	Form of Investor Rights Agreement

Exhibit C	Form of Lock-Up Agreement

Exhibit D	Form of Indemnification Agreement

Exhibit E	Form of Commercial Management Agreement

Exhibit F	Form of Vanguard Novation Agreement

Exhibit G	Form of Vanguard Head Charter

Exhibit H	Form of Colas Charter Novation Agreement

Exhibit I	Form of Colas TM Novation Agreement

Exhibit J	P&I Indemnity

Schedule 4.03(b)

Authorization;  No Breach;  Valid and Binding Agreement

No exceptions.

Schedule 4.04

Title to Properties

Vanguard :  Prior to the relevant Vessel Delivery Date, the vessel VOC ENTERPRISE will be subject to (i) a statutory mortgage and deed of covenants in favor of Fortis Bank Nederland N.V., and (ii) an entry into the VOC Pool.  Commencing on the First Closing Date, the vessel VOC ENTERPRISE will be subject to the Vanguard Head Charter.

Colas :  Prior to the relevant Charter Completion Date, the vessel VOC ORCHID will be subject to the Colas Time Charter.  Prior to the relevant Vessel Delivery Date, the vessel VOC ORCHID will be subject to a statutory mortgage and deed of covenants in favor of Danmarks Skibskreditfond, Nordea Bank Danmark A/S and Nordea Bank Finland plc.

Schedule 4.09

Governmental Consents

No exceptions.

Schedule 5.02(a)

Shareholder	Number of Shares		Class
North American Carriers Ltd. or its subsidiary		*	Common
North American Carriers II Ltd. or its subsidiaries		*	Common
VOC Invest, Ltd.		*	Common
Callidus Investors LLC	1,000		Common
Total		**

* Acquiror shall issue shares of Common Stock to each of North American Carriers Ltd. or its subsidiary, North American Carriers II Ltd. or its subsidiaries and Nominee as nominee of Transferors in exchange for certain vessels, such number of shares, with respect to the Transferor Vessels, as determined herein, and with respect to the Acquiror Vessels, as determined by such vessels’ IPO Appraised Value.

** Does not reflect shares of Common Stock to be issued by Acquiror on the First Closing Date in its IPO, or the issuance of shares of Common Stock to Nominee on the Second Closing Date and Third Closing Date, as the case may be, in partial consideration for the Transferor Vessel(s) to be transferred by Clipper Bulk, of which as of the First Closing Date Acquiror shall be reserving shares representing twenty-five percent (25%) of the IPO Appraised Value of each such vessel for issuance to Nominee on the relevant Closing Date.  On the First Closing Date, Acquiror will close the sale of its shares of Common Stock in its IPO.

Immediately prior to the IPO, Acquiror shall update this Schedule 5.02(a) to reflect the number of shares to be issued to each of North American Carriers Ltd. or its subsidiary, North American Carriers II Ltd. or its subsidiaries and Nominee.

Schedule 5.02(b)

In connection with the IPO, Acquiror granted its underwriters an option, exercisable for thirty (30) days after the First Closing Date, to purchase from time to time additional shares of Common Stock up to an aggregate of fifteen percent (15%) of the number of shares of Common Stock offered in the IPO at a purchase price equal to the IPO price less underwriting discounts and commissions.

Acquiror’s 2005 Equity Incentive Plan (the “Plan”) shall become effective prior to the IPO, the shares reserved thereunder to comprise no more than six percent (6%) of the issued and outstanding shares of Acquiror, which shall include the shares of Common Stock to be issued to Nominee hereunder, the shares of Common Stock issued to North American Carriers Ltd. and North American Carriers II Ltd. and the number of shares to be offered in the IPO.  In conjunction with the IPO, Acquiror intends to grant certain stock options under the Plan to employees, officers and consultants and certain options to Acquiror’s non-employee directors at exercise prices equal to the IPO price of the Common Stock.  Each director of the Acquiror who becomes a non-employee director after the IPO shall be issued options under the Plan on the first trading day following the commencement of service as a non-employee director.  In each subsequent year, in conjunction with Acquiror’s annual meeting, each non-employee director will be granted certain options under the Plan.

Schedule 5.07

None.